Exhibit 10.17

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

PALADINA DPC HOLDING CO., LLC,

PALADINA HEALTH HOLDINGS, LLC,

HEALTHSTAT, INC.,

HEALTHSTAT WELLNESS, INC.,

DR. ROBERT ERIC HART,

THE SELLERS NAMED HEREIN, AND

HSSR LLC, AS THE SELLERS’ REPRESENTATIVE

DATED OCTOBER 7, 2020

THIS IS A DRAFT. NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DRAFT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM, OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME A BINDING AGREEMENT OF THE PARTIES UNLESS AND UNTIL, WITH ALL SCHEDULES AND EXHIBITS ATTACHED, IT HAS BEEN SIGNED BY ALL PARTIES AND COMPLETE, SIGNED COPIES HAVE BEEN EXCHANGED. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.

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3.5	Legal Proceedings	46
3.6	Brokers	46
3.7	No Other Representations and Warranties	46

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		47
4.1	Organization	47
4.2	Authority	47
4.3	No Violation/No Conflicts	47
4.4	Brokers	47
4.5	Legal Proceedings	47
4.6	Purchase for Investment	48
4.7	Ability to Pay and Perform	48
4.8	Solvency	48
4.9	Independent Investigation	48
4.10	No Other Representations and Warranties	49

ARTICLE 5 COMPANY AND THE SELLERS’ COVENANTS AND AGREEMENTS		49
5.1	Conduct of the Business	49
5.2	Conditions	50
5.3	Exclusive Dealing	50
5.4	Access to Books and Records	51
5.5	Related Party Contracts	51
5.6	Confidentiality	51
5.7	Termination of the 401(k) Plan	52
5.8	Section 280G	52
5.9	R&W Insurance Policy	52
5.10	Dissolution of MHM	52
5.11	Group Health Plan	52

ARTICLE 6 BUYER COVENANTS AND AGREEMENTS		53
6.1	Make Records Available	53
6.2	Confidentiality	53
6.3	Director and Officer Liability and Indemnification	53
6.4	Conditions	54
6.5	Contact with Customers, Suppliers, and Other Business Relations	54
6.6	R&W Insurance	54
6.7	Employee Matters	54
6.8	Removal from Guaranties	54
6.9	Group Health Plan	55

ARTICLE 7 MUTUAL COVENANTS AND AGREEMENTS		55
7.1	Nondisclosure; Publicity	55
7.2	Regulatory Compliance	55
7.3	Further Assurances	56

ARTICLE 8 TERMINATION		57
8.1	Termination	57
8.2	Effect of Termination	57

ARTICLE 9 TAX MATTERS		58
9.1	Transfer Taxes	58
9.2	Preparation of Tax Returns	58
9.3	Straddle Periods	59
9.4	Tax Contests	59

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9.5	Cooperation	60
9.6	Termination of Tax-Sharing Agreements	60

ARTICLE 10 INDEMNIFICATION		60
10.1	Indemnification of Buyer	60
10.2	Indemnification of the Sellers	62
10.3	Limitations on Indemnification	62
10.4	Survival	65
10.5	Indemnification Procedures	65
10.6	Escrow Release	67
10.7	Exclusive Remedy	67

ARTICLE 11 MISCELLANEOUS		67
11.1	Notices	67
11.2	Expenses	69
11.3	Entire Agreement	69
11.4	Governing Law; Dispute Resolution, Jurisdiction and Venue	69
11.5	Severability	69
11.6	Amendments	70
11.7	Extension of Time; Waiver	70
11.8	Counterparts	70
11.9	Successors and Assigns	70
11.10	Third-Party Beneficiaries	70
11.11	Construction	71
11.12	Waiver of Jury Trial	71
11.13	Specific Performance; Remedies Not Exclusive	71
11.14	The Sellers’ Representative	72
11.15	Releases	74
11.16	Conflict Waiver; Attorney-Client Privilege	75

EXHIBITS

Exhibit A:	Estimated Closing Statement
Exhibit B:	Escrow Agreement
Exhibit C:	Form of Restrictive Covenant Agreement

ANNEX

Annex I:	Payment Spreadsheet
Annex II:	Defined Terms

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of October, 2020, by and among Paladina DPC Holding Co., LLC, a Delaware limited liability company (“Buyer”), Paladina Health Holdings, LLC, a Delaware limited liability company (“Parent”), Healthstat, Inc., a North Carolina corporation (the “Company”), Healthstat Wellness, Inc., a California professional medical corporation (“HSW”), Dr. Robert Eric Hart (“Seller Hart”), the stockholders of the Company, as set forth on Annex I hereto (“Sellers”), and HSSR LLC, a North Carolina limited liability company, as the representative of Sellers (“Sellers’ Representative”). Together, Buyer and Sellers are sometimes referred to herein as the “Parties” and individually as a “Party”. Sellers’ Representative is a party hereto to the extent that this Agreement explicitly refers to the Sellers’ Representative.

WITNESSETH:

WHEREAS, the Sellers own all of the issued and outstanding shares of the Company Stock (as defined hereinafter), constituting all of the issued and outstanding equity of the Company; and Seller Hart owns all of the issued and outstanding shares of the HSW Stock (as defined hereinafter, constituting all of the issued and outstanding equity of HSW;

WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, subject to the terms and conditions of this Agreement, all of the Company Stock from each of the Sellers, other than the Rollover Interests (as defined hereinafter) of the Rollover Holders (as defined hereinafter), as further described on Annex I (the “Purchased Stock”) at the Closing (as defined hereinafter);

WHEREAS, Buyer Designee desires to purchase from Seller Hart, and Seller Hart desire to sell to Buyer Designee, subject to the terms and conditions of this Agreement, all of the HSW Stock at such time that Buyer Designee is duly licensed in all jurisdictions necessary for HSW to continue its operations in compliance with Laws;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Rollover Holders have executed and delivered agreements, each dated as of the date hereof, by and between Parent, on the one hand, and each Rollover Holder, on the other hand (each, a “Rollover Agreement”) in accordance with Section 721 of the Code pursuant to which such Rollover Holder agreed to contribute, immediately prior to the Closing, such Rollover Holder’s Rollover Interests valued at the amount set forth across from such Rollover Holder’s name on Annex I (the total of all such amounts, the “Rollover Amount”), in exchange for fully paid Common Units (as defined in that certain Second Amended and Restated Limited Liability Company Agreement of Parent, dated August 17, 2018 (as amended and currently in effect)) of Parent in the numbers (which shall be as set forth in the Rollover Agreements) set forth across from such Person’s name on Annex I; and

WHEREAS, on or prior to the date of this Agreement, and as a condition to the entry of Buyer into this Agreement, the Sellers have executed and delivered to Buyer a restrictive covenant agreement in substantially the form attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE PURCHASED STOCK

1.1    Purchase and Sale of the Purchased Stock. Subject to the terms and conditions stated in this Agreement, the Sellers, on a several and not joint basis, agree at the Closing to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees at the Closing to acquire from the Sellers, the Purchased Stock, free and clear of all Liens in each case, immediately following the closing of the transactions contemplated by the Rollover Agreements. Subject to the terms and conditions stated in this Agreement, Seller Hart agrees at the HSW Closing to sell, convey, transfer, assign and deliver to Buyer Designee, and Buyer agrees to cause Buyer Designee at the HSW Closing to acquire from Seller Hart, the HSW Stock pursuant to the Succession Agreement.

1.2    Consideration. As consideration for the acquisition of the Purchased Stock, Buyer shall pay to the Sellers (or to the Escrow Agent in accordance with this Section 1.2) at the Closing the aggregate amount of (i) One Hundred and Twenty-One Million Dollars ($121,000,000), minus (ii) the Rollover Amount, minus (iii) the Earnout Amount, plus (iv) the Estimated Cash, determined in accordance with Section 1.3(b), minus (v) the Estimated Indebtedness, determined in accordance with Section 1.3(b), minus (vi) the Estimated Transaction Expenses, determined in accordance with Section 1.3(b), and either plus (vii) the Estimated Closing Working Capital Surplus, if any, or minus (viii) the Estimated Closing Working Capital Shortfall, if any, minus (ix) $1,000 (such amount, the “Purchase Price”) which shall be delivered as set forth herein and is subject to further adjustment as set forth in Section 1.3 below (Working Capital Adjustment). At the Closing, the Buyer shall pay the amounts as follows, in each case, delivered by federal funds wire or interbank transfer of immediately available funds in the applicable amounts to the applicable account or accounts designated in writing by the Sellers’ Representative, which shall be delivered to Buyer at least three (3) Business Days prior to the Closing: (a) delivery by Buyer of the Adjustment Escrow Account, Indemnity Escrow Amount and Regulatory Permit Escrow Amount to the Escrow Agent (each as defined below); (b) payment to the applicable Person on behalf of the Company and HSW of the aggregate amount of all Indebtedness of the Company and HSW as of the Closing which is to be repaid at the Closing, including as provided for in the applicable Payoff Letter; provided, however, that any accrued and unpaid, and incurred and unpaid, income Taxes described in clause (a)(ix) of the definition of Indebtedness shall be paid to the Company and HSW to be timely paid to the appropriate Tax authority when due; (c) payment to the applicable Persons on behalf of the Sellers of the aggregate amount of all Transaction Expenses of the Sellers as of the Closing; provided, however, any portion of the unpaid Transaction Expenses related to all transaction bonuses and other compensation payments to be paid to any employee of any Company Group shall be paid by such Company Group (subject to all applicable withholding and other Taxes) through payroll no later than such Group Company’s next regularly scheduled payroll; and (d) payment of the portion of the Purchase Price payable to each Seller in respect of the Purchased Stock allocated in accordance with Annex I hereto, as calculated by the Sellers’ Representative based on the definitions and other provisions of this Agreement and the Governing Documents of the Company, and upon which the Buyer may conclusively rely (without investigation) without liability to the Buyer. As consideration for the acquisition of the HSW

Stock, Buyer shall pay to Seller Hart at the HSW Closing the aggregate amount of $1,000, delivered by federal funds wire or interbank transfer of immediately available funds in the applicable amounts to the applicable account or accounts designated in writing by Seller Hart, which shall be delivered to Buyer at least three (3) Business Days prior to the HSW Closing.

1.3    Working Capital Adjustment; Cash Reconciliation.

(a)    “Working Capital” means as of 12:01 A.M. (E.T.) on the Closing Date (without giving effect to any of the transactions contemplated hereby) the Company’s and HSW’s (i) current assets (excluding (i) Cash, (ii) all Tax assets of the Company and HSW, (iii) marketer commission receivables and (iv) investment balances of MHM and Sentry and its Affiliates) minus (ii) current liabilities (excluding (i) any Indebtedness and (ii) any Transaction Expenses, in each case to the extent included in the calculation of the Purchase Price and calculated in accordance with the Accounting Principles). “Accounting Principles” means (i) GAAP as applied by the Company and HSW in the preparation of the Annual Financial Statements as of and for the year ended December 31, 2019 (without giving effect to any year-end adjustments reflected therein), and (ii) to the extent consistent with GAAP, in accordance with the accounting methods, policies, practices and procedures (including with respect to the level of reserves or level of accruals) set forth on Schedule 1.3(a).

(b)    In connection with the Closing, as provided in Section 1.9(d)(ii) below, the Sellers will prepare in good faith and deliver to Buyer (i) an estimated balance sheet of the Company and HSW as of 12:01 A.M. (E.T.) on the Closing Date, reflecting thereon the Company’s and HSW’s good faith estimate of all balance sheet items of the Company and HSW (the “Estimated Closing Balance Sheet”), and (ii) a written statement setting forth (a) the Company’s and HSW’s good faith estimates of (1) Cash (the “Estimated Cash”), (2) Indebtedness (the “Estimated Indebtedness”), (3) Working Capital (the “Estimated Closing Working Capital ”) and (4) Transaction Expenses (the “Estimated Transaction Expenses”), in each case determined as of 12:01 A.M. (E.T.) on the Closing Date without giving effect to any of the transactions contemplated hereby. For illustrative purposes only, a sample calculation of Working Capital is attached hereto as Exhibit A (the “Estimated Closing Statement”) and (b) based on the foregoing, the Sellers’ good faith estimate of the Purchase Price (such estimated Purchase Price, the “Estimated Cash Consideration”), together with reasonable supporting materials used in the preparation thereof. Other than with respect to any items specifically excluded by the definitions contained herein, the Estimated Closing Statement shall be prepared in accordance with the Accounting Principles. Buyer shall be given a reasonable opportunity to review the Estimated Closing Balance Sheet and the Estimated Cash Consideration (including the components thereof), and the Sellers will take into consideration any reasonable comments received from Buyer in preparing an updated Estimated Closing Balance Sheet and Estimated Cash Consideration (and components thereof), as applicable. The final Purchase Price will be determined, and any necessary adjustment payments will be made, following the Closing in accordance with the provisions of subsections 1.3(c) through (g).

(c)    As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Sellers’ Representative a written statement (the “Closing Statement”) of Buyer’s calculation of (i) Working Capital (the “Closing Working Capital”), (ii) Cash (the “Closing Cash”); provided, that notwithstanding any other provision herein to the contrary, all amounts included in clause (ix) of the definition of “Indebtedness” shall be calculated as of 11:59 P.M. (E.T.) on the Closing Date for all purposes of this Agreement, (iii) Indebtedness (the “Closing Indebtedness”) and (iv) Transaction Expenses (the “Closing Transaction Expenses”), in each case as of 12:01 A.M. (E.T.) on the Closing Date without giving effect to any of the transactions contemplated hereby and calculated in accordance with the Accounting Principles and, based on the foregoing, Buyer’s calculation of the Closing Cash Consideration. Buyer shall deliver with the Closing Statement the basis for such calculations in reasonable detail, accompanied by supporting documentation thereof.

(d)    After delivery of the Closing Statement, Buyer shall permit the Sellers’ Representative and its advisors to have reasonable access to all of the books, records and other documents used in connection with the preparation of the Closing Statement as may be reasonably required for purposes of the Sellers’ Representative’s review of the Closing Statement; provided that (i) such access shall be in a manner that does not interfere unreasonably with the normal business operations of Buyer or the Company and (ii) neither the Sellers’ Representative, the Sellers nor any of their respective Representatives shall contact or otherwise communicate with other employees, customers, or suppliers of the Company or HSW unless, in each instance, approved in writing in advance by Buyer.

(e)    The Closing Statement and the calculations of Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses set forth therein delivered by Buyer to the Sellers’ Representative shall be final, conclusive and binding upon the parties hereto unless the Sellers’ Representative, within thirty (30) days after delivery to the Sellers’ Representative of the Closing Statement, notifies Buyer in writing that the Sellers’ Representative, on behalf of the Sellers, disputes any of the amounts set forth therein (a “Dispute Notice”). To be valid and effective, the Dispute Notice shall set forth in reasonable detail the nature and the basis for such objection (each such item, a “Disputed Item”). If a timely Dispute Notice is delivered by the Sellers’ Representative, then the Closing Statement and the calculation of Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses set forth therein shall become final, conclusive and binding on the parties hereto on the earlier of (i) the date Buyer and the Sellers’ Representative resolve in writing any differences they have with respect to the Disputed Items, and (ii) the date all Disputed Items are finally resolved in writing by the Independent Accountant (as defined below). Any component of the Closing Statement that is not expressly disputed in the Dispute Notice shall be final and binding upon the parties to this Agreement, and not subject to appeal.

(f)    Buyer and the Sellers’ Representative shall in good faith attempt to resolve all Disputed Items and, if Buyer and the Sellers’ Representative so resolve all such Disputed Items, the Closing Statement and the calculation of Closing Cash Consideration, Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, as amended to the extent necessary to reflect the agreed resolution of the Disputed Items, shall be final, conclusive and binding on the parties hereto, absent fraud or manifest error. If, notwithstanding their good faith efforts, Buyer and the Sellers’

Representative do not reach agreement resolving the Disputed Items within thirty (30) days after such Dispute Notice is timely and properly delivered to Buyer, either Buyer or the Sellers’ Representative may submit the dispute to BDO USA, LLP (“BDO”) in New York, New York, or if BDO refuses such submission, the dispute resolution group of an independent accounting firm of national reputation mutually agreeable to Buyer and the Sellers’ Representative (BDO or such agreed accounting firm, as applicable, the “Independent Accountant”), who shall resolve the Disputed Items in accordance with Schedule 1.3(f). “Final Cash Consideration” means Closing Cash Consideration (i) as shown in Buyer’s calculation delivered pursuant to Section 1.3(e) if no Dispute Notice is duly delivered by the Sellers’ Representative pursuant to Section 1.3(e); or (ii) if a Dispute Notice is delivered, (A) as agreed by Buyer and the Sellers’ Representative pursuant to Section 1.3(f), or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Schedule 1.3(f). Buyer and the Sellers’ Representative shall direct the Independent Accountant to make a final determination of each unresolved Disputed Item (based solely on the presentations by Buyer and the Sellers’ Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review)) as promptly as reasonably practicable (which shall be requested by Buyer and the Sellers’ Representative to be delivered not more than thirty (30) days following submission of such disputed matters to the Independent Accountant), and to deliver written notice to each of Buyer and the Sellers’ Representative setting forth such Independent Accountant’s final resolution of such Disputed Items.

(g)    If the Estimated Cash Consideration exceeds the Final Cash Consideration (a “Purchase Price Shortfall”), (i) Buyer shall be entitled to receive the amount of the Purchase Price Shortfall as an adjustment to the Purchase Price, in the manner provided in Section 1.3(h), and any remaining funds in the Adjustment Escrow Account (after giving effect to the payment to Buyer pursuant to the foregoing clause (i)) shall be released to the Sellers’ Representative (on behalf of Sellers) for further distribution to the Sellers in accordance with the portion of the Adjustment Escrow Account payable to the Sellers as set forth on Annex I. If the Final Cash Consideration exceeds the Estimated Cash Consideration, (i) Buyer shall pay the Sellers the amount of the excess as an adjustment to the Purchase Price in the manner provided in Section 1.3(h) and (ii) all remaining funds in the Adjustment Escrow Account shall be released to the Sellers’ Representative (on behalf of the Sellers) for further distribution to the Sellers in accordance with the portion of the Adjustment Escrow Account payable to the Sellers as set forth on Annex I.

(h)    Any payment pursuant to Section 1.3(g) shall be made to Buyer or the Sellers, as the case may be, by wire transfer within five (5) Business Days after the Final Cash Consideration has been determined pursuant to this Section 1.3, of immediately available funds to the account of Sellers’ Representative (on behalf of Sellers) or Buyer, as the case may be, as may be designated in writing by the applicable Party. In the case of payment hereunder to Buyer, such payment shall be satisfied, first, from the then-remaining funds in the Adjustment Escrow Account in the manner provided in this Section 1.3(h) and, second, directly from the Sellers, severally and not jointly, if the payment exceeds the amount then remaining in the Adjustment Escrow Account; provided, that if the Purchase Price Shortfall is not timely paid in full accordance with this Section 1.3(h), the Sellers’

Representative and Buyer shall, upon Buyer’s request, execute and deliver a joint written authorization to the Escrow Agent directing that the Purchase Price Shortfall (or any unpaid portion thereof) be paid from the Indemnity Escrow Account. The maximum portion of the Adjustment Escrow Amount payable to each Seller is set forth on Annex I. From time to time after the Closing Date, the Sellers’ Representative shall provide the Buyer with a revised Annex I as may be necessary in respect of the payment of any Adjustment Escrow Amount from time to time, upon which the Buyer may conclusively rely (without investigation) without liability to the Buyer.

(i)    The purchase price adjustments set forth in this Section 1.3 are not intended to permit the introduction of different accounting methods, policies, practices or procedures, (including with respect to the level of reserves or level of accruals) from the Accounting Principles, it being the intent of the parties hereto that the Closing Working Capital and Estimated Closing Working Capital be calculated consistently with the Accounting Principles in order to allow a meaningful comparison of the Closing Working Capital to the Estimated Closing Working Capital.

(j)    Working Capital Escrow. On the Closing Date, Buyer shall pay to the Escrow Agent, as agent to Buyer and the Sellers’ Representative, into the Adjustment Escrow Account, the Adjustment Escrow Amount, in accordance with the terms of Section 1.9(b) of this Agreement and the Escrow Agreement, which Adjustment Escrow Amount, including any interest thereon, shall be held in escrow pursuant to the terms of the Escrow Agreement and shall be available to satisfy payment obligations of the Sellers to Buyer and/or to the Independent Accountant under this Section 1.3 (Working Capital Adjustment) of this Agreement. Pursuant to joint written instructions executed by Buyer and Sellers’ Representative to the Escrow Agent, either (i) promptly following determination of the Final Cash Consideration, if no amount is due to Buyer from Sellers with respect thereto, or, (ii) promptly following delivery to Buyer from the Adjustment Escrow Account of all amounts due with respect to the Final Closing Consideration, the Escrow Agent, within two (2) Business Days after receipt of such instructions, shall release the Adjustment Escrow Amount, or any remaining portion thereof, plus accrued interest thereon, to the Sellers’ Representative as set forth in the Escrow Agreement.

(k)    Adjustments for Tax Purposes. Any payments made pursuant to Section 1.3, Section 10.1 or Section 10.2 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

1.4    Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018 or by overnight courier, facsimile or portable document format (pdf), as agreed by the parties, at 10:00 A.M. local time on the date that is the third Business Day following the date on which all conditions set forth in Section 1.5, Section 1.6 and Section 1.7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or such other date as is mutually agreed among the Parties (such date and time of closing being herein called the “Closing Date”); provided, however, that the closing (the “HSW Closing”) of the transactions contemplated by this Agreement for the acquisition of the HSW Stock shall occur on the date that is the third Business Day following the date on which all conditions set forth in Section 1.8 have been satisfied or waived or such other date as is mutually agreed among the Parties (such date and time of closing being herein called the “HSW Closing Date”) . All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing or HSW Closing, as applicable, will be deemed to have been taken and executed simultaneously and to be effective at 12:01 A.M. (E.T.) on the Closing Date or HSW Closing Date, as applicable, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

1.5    Conditions to Obligations of All Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived in whole or in part by the Buyer and the Company unless prohibited by applicable Law:

(a)    The applicable waiting periods (and extensions thereof), if any, under the HSR Act will have expired or been terminated and all other antitrust, competition or regulatory consents set forth on Schedule 1.5(a) shall have been received (or been deemed to have been received in accordance with applicable Law by virtue of the expiration or termination of any applicable waiting period);

(b)    No judgment, decree, or order shall have been issued by a Governmental Body that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded; and

(c)    This Agreement will not have been terminated in accordance with Section 8.1.

1.6    Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Buyer in its sole discretion by delivery of a written notice to that effect to Sellers’ Representative:

(a)    Each of the representations and warranties of the Company contained in ARTICLE 2 and of the Sellers contained in ARTICLE 3, respectively, other than the Company Fundamental Representations and the Seller’s Fundamental Representations, shall be true and correct as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and other materiality qualifications contained in such representations and warranties shall be disregarded). The Company Fundamental Representations and the Seller’s Fundamental Representations contained in ARTICLES 2 and 3 will be true and correct in all respects as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

(b)    The Company will have performed in all material respects all of the covenants and agreements required to be performed by the Company under this Agreement at or prior to the Closing;

(c)    The Company shall (i) have received, in each case, in form and substance reasonably satisfactory to Buyer, the third-party consents and/or government approvals listed on Schedule 1.6(c)(i) and (ii) use commercially reasonable efforts to receive, in each case, in form and substance reasonably satisfactory to Buyer, the third-party consents and/or government approvals listed on Schedule 1.6(c)(ii);

(d)    All of the Rollover Agreements shall remain in full force and effect, and the transactions contemplated thereby shall have been consummated immediately prior to the Closing;

(e)    Sellers will have delivered or caused to be delivered to Buyer each of the following:

(i)    written evidence, in each case, in form and substance reasonably satisfactory to Buyer, of the termination of all Related Party Transactions (as defined below) specified as being terminated on Schedule 2.23, without any further Liability of the Company Group;

(ii)    a certificate of the Company executed by a duly authorized officer thereof, dated the Closing Date, stating that the conditions specified in Section 1.6(a) and Section 1.6(b) have been satisfied;

(iii)    a certificate of a duly authorized representative of the Company, in form and substance reasonably satisfactory to Buyer, attaching (i) certified copies of resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (ii) true, complete and correct copies of the Governing Documents of the Company;

(iv)    a certificate of a duly authorized representative of HSW, in form and substance reasonably satisfactory to Buyer, attaching (i) certified copies of resolutions of HSW’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (ii) true, complete and correct copies of the Governing Documents of HSW; and

(v)    the deliverables set forth in Section 1.9(d).

1.7    Conditions to Obligations of Sellers and Company. The obligations of Sellers and the Company under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by the Company and the Sellers’ Representative by delivery of a written notice to that effect to the Buyer:

(a)    The representations and warranties set forth in ARTICLE 4 hereof, other than the Buyer Fundamental Representations, will be true and correct at and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date), except for any failure of such representations and warranties to be true and correct that has not had a material adverse effect on the financial condition or operating results of the Buyer taken as a whole or on the ability of the Buyer to consummate the transactions contemplated hereby. The Buyer Fundamental Representations contained in ARTICLE 4 will be true and correct in all respects as of the date hereof and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case as of such earlier date);

(b)    The Buyer will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)    The Buyer will have delivered or caused to be delivered to the Sellers’ Representative each of the following:

(i)    a certificate of Buyer executed by a duly authorized officer thereof, dated the Closing Date, stating that the preconditions specified in Section 1.7(a) and Section 1.7(b) have been satisfied;

(ii)    a certificate of a duly authorized representative of the Buyer, in form and substance reasonably satisfactory to Sellers’ Representative, attaching (i) certified copies of resolutions of the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (ii) true, complete and correct copies of the Governing Documents of the Buyer; and

(iii)    the deliverables set forth in Section 1.9(a), (b) and (c).

1.8    Conditions to Obligations of Seller Hart, the Company and Buyer.

(a)    The obligations of Seller Hart under this Agreement to sell the HSW Stock are subject to the satisfaction at or prior to the HSW Closing Date, any of which may be waived in whole or in part by the Seller Hart by delivery of a written notice to that effect to the Buyer:

(i)    the Company will designate a Buyer Designee pursuant to the Succession Agreement;

(ii)    Buyer Designee will be a duly licensed in all jurisdictions necessary for HSW to continue its operations in compliance with Laws; and

(iii)    Buyer will deliver $1,000.00 to Seller Hart in accordance with Section 1.2.

(b)    The obligations of Buyer and the Company under this Agreement to acquire the HSW Stock are subject to the satisfaction at or prior to the HSW Closing Date, any of which may be waived in whole or in part by the Buyer by delivery of a written notice to that effect to the Buyer, that Seller Hart will have delivered or caused to be delivered to the Buyer and the Company each of the following the deliverables set forth in Section 1.10.

1.9    Closing Deliveries. At the Closing:

(a)    Buyer will deliver the Purchase Price together with any payments in respect of Indebtedness and/or Transaction Expenses by wire transfer in accordance with Section 1.2, as allocated in accordance with Section 1.2;

(b)    Buyer’s deliveries in accordance with Section 1.2 above will include deposit with Citibank, N.A. (the “Escrow Agent”), as agent to Buyer and the Sellers, the sum of $1,200,000.00 (the “Adjustment Escrow Amount”) into an escrow account designated by the Escrow Agent (the “Adjustment Escrow Account”),the sum of $450,000.00 (the “Indemnity Escrow Amount”) into an escrow account designated by the Escrow Agent (the “Indemnity Escrow Account”), and the Regulatory Permit Escrow Amount into an escrow account designated by the Escrow Agent (the “Regulatory Permit Escrow Account”), each to be governed by the terms of this Agreement and of an Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”). The Escrow Agreement shall provide that the Adjustment Escrow Amount will be used to satisfy the post-Closing adjustment to Estimated Cash Consideration, if any, pursuant to Section 1.3 (Working Capital Adjustment), the Indemnity Escrow Amount will be used to satisfy the Sellers’ obligations, if any, pursuant to ARTICLE 10 (Indemnification) and the Regulatory Permit Escrow Amount will be used to satisfy the Sellers’ obligations pursuant to Section 10.1(a)(vii). The Escrow Agreement shall also provide that on the Indemnity Release Date, the balance of the Indemnity Escrow Amount (less any amount subject to an unresolved claim under ARTICLE 10 (a “Pending Claim”)), and on the date that all Regulatory Permits have been approved or denied by Government Bodies (the “Regulatory Permit Release Date”), the balance of the Regulatory Permit Escrow Amount (less any amount subject to a Pending Claim) shall be released to the Sellers’ Representative (on behalf of the Sellers) and that the Buyer and the Sellers’ Representative shall deliver a joint written authorization to the Escrow Agent to effect the same;

(c)    Buyer will execute and deliver to the Sellers and the Escrow Agent a counterpart to the Escrow Agreement;

(d)    The Sellers will:

(i)    execute and deliver to Buyer an assignment with respect to the Purchased Stock and Rollover Interests, free and clear of all Liens, in the form reasonably satisfactory to Buyer;

(ii)    not less than three (3) Business Days before the Closing, deliver to Buyer Exhibit A setting forth the Estimated Closing Statement (and the component parts thereof), together with a certificate executed by an authorized officer of each of the Company certifying as to the matters set forth therein in the form reasonably satisfactory to Buyer;

(iii)    not less than three (3) Business Days before the Closing, deliver the Payoff Letter, in the form reasonably satisfactory to Buyer, with respect to any Indebtedness which is to be repaid at Closing, with all consents and authority necessary to release and terminate any and all Liens on assets of the Company in favor of the lenders under such Indebtedness;

(iv)    not less than three (3) Business Days before the Closing, deliver final bills and wire transaction instructions from each payee of any portion of the Transaction Expenses (other than for fifty percent (50%) of the R&W Insurance Premium);

(v)    execute and deliver to Buyer a properly executed certification in form and substance satisfactory to Buyer that the interests in the Company, including the Company Stock, are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for Buyer, as agent for the Company, to deliver a copy of the certification, along with the appropriate notification, to the IRS on behalf of the Company, in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(vi)    execute and deliver to Buyer and the Escrow Agent a counterpart to the Escrow Agreement;

(vii)    deliver to Buyer evidence of the issuance of the D&O Tail Policy provided for in Section 6.3 below;

(viii)    written resignations, effective as of the Closing Date, of each officer of the Company and member of the Company’s Board of Directors who Buyer request to resign prior to Closing; and

(ix)    deliver a certificate of good standing for the Company issued as of a date not earlier than five (5) Business Days before the Closing by the Secretary of State of North Carolina and each jurisdiction in which the Company is authorized to do business.

(e)    Seller Hart will, not less than three (3) Business Days before the Closing, deliver the Payoff Letter, in the form reasonably satisfactory to Buyer, with respect to any Indebtedness which is to be repaid at Closing, with all consents and authority necessary to release and terminate any and all Liens on assets of HSW in favor of the lenders under such Indebtedness.

1.10    HSW Closing Deliveries. At the HSW Closing, Seller Hart will:

(a)    execute and deliver to Buyer Designee an assignment with respect to the HSW Stock, free and clear of all Liens (other than the security interest securing the Facility Promissory Note and Loan Agreement between HSW and the Company), in the form reasonably satisfactory to Buyer;

(b)    execute and deliver to Buyer a properly executed certification in form and substance satisfactory to Buyer that the interests in HSW, including the HSW Stock, are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for Buyer Designee, as agent for HSW, to deliver a copy of the certification, along with the appropriate notification, to the IRS on behalf of HSW, in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(c)    written resignations, effective as of the HSW Closing Date, of each officer of HSW and member of HSW’s Board of Directors who Buyer Designee requests to resign prior to the HSW Closing;

(d)    deliver a certificate of good standing for HSW issued as of a date not earlier than fifteen (15) Business Days before the HSW Closing by the Secretary of State of California and each jurisdiction in which HSW is authorized to do business;

(e)    execute any and all documents reasonably requested by the Buyer or the Company to amend any agreement between the Company and HSW to reflect the transfer of the HSW Stock from Seller Hart to the Buyer Designee; and

(f)    (i) have received, in each case, in form and substance reasonably satisfactory to Buyer, the third-party consents and/or government approvals listed on Schedule 1.10(f)(i) and (ii) use commercially reasonable efforts to receive, in each case, in form and substance reasonably satisfactory to Buyer, the third-party consents and/or government approvals listed on Schedule 1.10(f)(ii).

1.11    Rollover Transaction. As an integral part of the transactions contemplated hereby, each Rollover Holder will, immediately prior to the Closing, exchange such Rollover Holder’s Rollover Interests for Common Units of Parent and, immediately prior to the Closing, each such Rollover Holder will receive in respect of such Rollover Holder’s Rollover Interests the number of Common Units set forth across from such Person’s name on Annex I, with each Common Unit of Parent being deemed for purposes hereof to have a value equal to $2.71, and in each case in accordance with the terms of the applicable Rollover Agreement. For the avoidance of doubt, the holders of the Rollover Interests will be entitled to receive Common Units immediately prior to, but contingent upon, the Closing and any cash payment to Sellers pursuant to Section 1.3.

1.12    Earnout.

(a)    Subject to the terms and conditions of this Section 1.12, in addition to the Purchase Price, the Sellers shall be eligible to receive potential additional payments in an amount equal to the Aggregate Contingent Payment in accordance with, and subject to, the provisions of this Section 1.12. The Aggregate Contingent Payment, if and to the extent it becomes payable, will be paid (i) 50% in cash paid by the Buyer in the proportion set forth on Annex I hereto by wire transfer of immediately available funds to an account designated by the Sellers’ Representative (for distribution to the Sellers) (the “Contingent Cash

Payment”), and (ii) 50% in the form of Common Units of Parent issued by Parent, with each Common Unit of Parent being deemed for purposes hereof to have a value equal to $2.71, which Common Units shall be issued to the Sellers in the proportions set forth on Annex I (the “Contingent Equity Issuance”). The Contingent Cash Payment and Contingent Equity Issuance, in each case, shall be made within thirty (30) days following the date on which the amount of the Aggregate Contingent Payment, if any, is finally determined in accordance with Section 1.12(c). Sellers agree to execute any and all documents reasonably requested by the Buyer or the Company to reflect the Contingent Equity Issuance.

(b)    For purposes hereof:

The term “Active Client Date” means the date that is thirty (30) days from the date hereof.

The term “Aggregate Contingent Payment” shall mean (1) if Client/Clinic Revenue is less than the Minimum Target Client/Clinic Revenue, zero dollars, (2) if Client/Clinic Revenue is greater than the Maximum Target Client/Clinic Revenue, $32,940,000, and (3) if Client/Clinic Revenue is greater than or equal to the Minimum Target Client/Clinic Revenue and less than or equal to the Maximum Target Client/Clinic Revenue, an amount equal to $29,060,000 plus the Payment Adjustment Amount.

The term “Cause” shall mean a termination of an individual’s employment by Parent or any Subsidiary of Parent that employs such individual (or by Parent on behalf of any such Subsidiary) by reason of one or more of the following having occurred (as reasonably determined by the board of directors of Parent based on information then known to it after reasonable investigation) during such individual’s employment by Parent or any Subsidiary of Parent: (a) such individual’s conduct resulting in a conviction or indictment of (or its procedural equivalent), or a guilty or nolo contendere plea by such individual with respect to, any crime punishable as a felony; or conviction or indictment of (or its procedural equivalent) such individual of, or a guilty or nolo contendere plea with respect to, any crime involving dishonesty or moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (b) such individual having engaged in acts of (y) fraud, embezzlement, theft, misappropriation, dishonesty, or (z) other acts of willful misconduct, malfeasance or gross negligence in the course of his duties hereunder or otherwise with respect to Parent or any of its Subsidiaries; (c) such individual having failed to perform or uphold his or her material duties under this Agreement and/or such individual’s employment with Parent or any of its Subsidiaries; (d) such individual having failed to materially comply with reasonable directives of the board of directors of Parent or any senior executive officer of Parent or any Subsidiary of Parent who holds a supervisory capacity over the individual; (e) any breach by such individual of any provision of this Agreement, or any material breach by such individual of any other contract to which he or she is a party with Parent or any Subsidiary of Parent; (f) such individual having violated the substance abuse policy of Parent; or any of its Subsidiaries or having otherwise posed a danger to the safety and welfare of any patient; (g) such individual’s willfull and material failure to adhere to any policy applicable generally to all executive employees of Parent or any of its Subsidiaries, including but not limited to the code of conduct; (h) such individual having appropriated a material business opportunity of Parent or any of its Subsidiaries, including attempting to secure or securing any personal profit in connection with any transaction entered into with or on behalf of Parent or any of its Subsidiaries but excluding any bona-fide arm’s length transaction approved in good faith by the board of directors of Parent; (i) such individual having been (w) suspended, debarred or otherwise ineligible to participate in any of the federal health care programs (as defined in 42 U.S.C. §1320a-7b(f)) or any state contracting or healthcare program, (x) under sanction or known investigation (civil or criminal) related to health care by any federal, state, or local enforcement, regulatory, administrative or licensing agency, (y) assessed civil monetary penalties under applicable law (including, without limitation, Title XVIII, XIX, or XX of the Social Security Act) in connection with the provision of healthcare services, supplies, or items; or (z) disqualified to practice medicine, provide teaching, research or administrative services, including without limitation, and to the extent applicable, disqualification to render services as a physician in the individual’s applicable state of employment or to serve on the staff of any hospital or care facility where Parent or its Subsidiaries provide services through the individual; or (j) such individual, if applicable, fails to qualify for medical malpractice insurance coverage at standard rates with Parent’s or its Subsidiaries’ malpractice insurer. Notwithstanding the above, Cause shall not exist pursuant to subsections (c) to (h) until such individual has received written notice of default under the applicable subsection above and actions reasonably required to cure such default, and such individual fails during the thirty (30) day period following receipt of such notice, to revise individual’s conduct to cure the default.

The term “Client/Clinic Revenue” shall mean, for the twelve month period beginning on the first day of the first month immediately following the Closing Date and ending on the one (1) year anniversary of such date (the “Earnout Period”), (i) revenue from active clients and clinics of the Company Group or the Business set forth on Schedule 1.12 which are active as of the Active Client Date, plus (ii) revenue from clients and clinics that the Company Group or the Business obtains after the Active Client Date. For the avoidance of doubt, “active clients” excludes any clients who have provided notice of termination prior to the Active Client Date.

The term “Maximum Target Client/Clinic Revenue” shall mean (i) $85,000,000 minus (ii) an amount of revenue for any Terminated Client or Clinic Revenue.

The term “Minimum Target Client/Clinic Revenue” shall mean (i) $74,000,000 minus (ii) an amount of revenue for any Terminated Client or Clinic Revenue.

The term “Terminated Client or Clinic Revenue” means the amount of any revenue associated with or derived from any client or clinic of the Company or any of its Subsidiaries which Buyer and the Sellers’ Representative mutually agree in writing to terminate following the Active Client Date, which amount shall be mutually agreed by Buyer and the Sellers’ Representative.

The term “Payment Adjustment Amount” shall mean an amount equal to the product obtained by multiplying (i) $3,880,000 by (ii) a fraction, the numerator of which is the amount in dollars by which Client/Clinic Revenue exceeds the Minimum Target Client/Clinic Revenue and the denominator of which is $11,000,000; provided, that in no event shall the Payment Adjustment Amount exceed $3,880,000.

(c)    Within thirty (30) days following the receipt by the board of directors of the Parent of the financial statements of the Company Group as of October 31, 2021 (but in no event later than November 30, 2021), the Buyer shall deliver to the Sellers’ Representative its calculation of Client/Clinic Revenue and Aggregate Contingent Payment, if any (the “Contingent Payment Statement”). The Sellers’ Representative shall have thirty (30) days following the date of delivery by the Buyer to the Sellers’ Representative of the Contingent Payment Statement (the “CP Review Period”) to provide the Buyer with a written certificate notifying the Buyer in writing of any good faith objections to specific components of the calculation of Client/Clinic Revenue and Aggregate Contingent Payment (the “CP Dispute Notice”). If the Sellers’ Representative shall object to the Buyer’s calculation of the Contingent Payment Statement, as reflected in the CP Dispute Notice, such objection shall be resolved in accordance with Section 1.3(f) (with references to “Dispute Notice”, replaced mutatis mutandis by references to the “CP Dispute Notice”), and any payments payable by the Buyer in respect of any Aggregate Contingent Payment shall be subject to the terms of such resolution. During the CP Review Period, the Sellers’ Representatives and its accountants, lawyers and other representatives shall have the right to inspect the books and records of the Company, and access to such personnel or representatives of the Company and the Buyer, in each case, during normal business hours and upon reasonable notice and to the extent related to the calculation of Client/Clinic Revenue and Aggregate Contingent Payment; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Company or the Buyer. If the Sellers’ Representative does not deliver a CP Dispute Notice in accordance with the procedures set forth in this Section 1.12, the Contingent Payment Statement (together with the Buyer’s calculation of the Aggregate Contingent Payment) shall be deemed to have been accepted by all of the parties to this Agreement.

(d)     Notwithstanding anything to the contrary contained in this Agreement to the contrary, in the event that, prior to October 31, 2021, the Company Group consummates any acquisitions or divestitures, including if the Company Group (i) acquires any material assets constituting a line of business after the date hereof, (ii) begins operations in a line of business not engaged in by the Company Group as of the date hereof or acquires material assets (including customer lists) within its existing line of business, or (iii) divests or disposes of assets constituting a line of business, then Client/Clinic Revenue shall be increased or reduced, as applicable, as mutually agreed by the Buyer and Sellers’ Representative to account for the effect of such transaction on Client/Clinic Revenue. If Sellers’ Representative and Buyer are unable to agree, such disagreement shall be resolved in accordance with Section 1.3(f).

(e)    For U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, the Parties agree that: (i) the rights of the Sellers to the Contingent Cash Payment shall be treated as deferred contingent purchase price for the disposition of their Purchased Stock, eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local, or non-U.S. law, and (ii) if and to the extent that any Contingent Cash Payment is actually distributed to the Sellers, interest may be imputed on such amounts as required by Section 483 and 1274 of the Code. The Parties shall (A) file all Tax Returns consistent with the foregoing and (B) not take any Tax position inconsistent with the foregoing, in each case, unless required pursuant to applicable Law.

(f)    Buyer and Parent represent and warrant to Sellers that it is not party to any agreement that would limit its ability to pay the Aggregate Contingent Payment.

(g)    The Parties acknowledge and agree that from and after the Closing, Buyer has the right and discretion to operate the Business as it deems appropriate, in good faith; provided, that during the Earnout Period, Buyer and Parent each covenants as follows:

(i)    Neither Buyer nor Parent will enter into any written agreement that materially limits its ability to pay the Aggregate Contingent Payment.

(ii)    Buyer shall maintain separate books and records for the Business in a manner reasonably sufficient to calculate the Aggregate Contingent Payment. Buyer shall provide to Sellers’ Representative (A) at Sellers’ sole cost and expense, reasonable access to such books and records, during normal business hours, and upon reasonable notice, as the Sellers’ Representative shall from time to time reasonably request solely for reasonable business purposes relating to the calculation of the Client/Clinic Revenue and Aggregate Contingent Payment, and (B) quarterly statements, no later than 15 days after each quarter-end, setting forth in reasonable detail the then-current calculation of the Client/Clinic Revenue.

(iii)    Buyer shall not terminate the employment of David L. Dale, Jr., Dr. Robert Eric Hart, Warren A. Hutton, or Susan C. Kinzler, except for Cause, and each such individual shall retain the title set forth in the offer letter from Buyer to such individual, without first obtaining the prior written consent of Sellers’ Representative.

(iv)    Until such time that the HSW Stock has been transferred pursuant to the Buyer Designee, Buyer and Parent shall not materially amend the pricing and payment terms or indemnification terms of any agreement between the Company and HSW, without first obtaining the prior written consent of Sellers’ Representative.

(v)    Buyer and Parent shall not take or omit to take any action in bad faith with the purpose or intent of depriving, delaying, avoiding, reducing or preventing the Sellers of the opportunity to earn the Aggregate Contingent Payment.

(h)    Parent hereby agrees to guarantee the payment of the Aggregate Contingent Payment, to the extent earned by the Business, and the performance of Buyer’s obligations set forth in this Section 1.12. If, for any reason, the Buyer fails to pay the Aggregate Contingent Payment in accordance with this Section 1.12, Parent guarantees to the Sellers payment of such obligation, to the extent earned by the Business in accordance with this Section 1.12.

(i)    If Buyer or Parent breaches any provision of Sections 1.12(g)(iii), 1.12(g)(iv), or 1.12(g)(v), Sellers shall have the right to receive the maximum Aggregate Contingent Payment as liquidated damages, it being acknowledged and agreed that Sellers’ actual damages will be difficult to ascertain and the costs of litigation in such scenario will be prohibitively expensive for Sellers. Should any action be brought by or on behalf of the Sellers alleging that Buyer or Parent breached their obligations under Section 1.12(g)(v), the prevailing party in any such action shall be entitled to reimbursement by the non-prevailing party of the prevailing party’s reasonable attorneys’ fees and costs and expenses relating to such action, including any related appellate proceedings.

1.13    Withholding. The Buyer, the Company and any other applicable withholding agent will be entitled to deduct and withhold from any amount payable under this Agreement any withholding Taxes or other amounts required under any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and duly remitted to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.14    Certain Post-Closing Payments. Notwithstanding any other provision herein to the contrary, the Sellers’ Representative may (i) immediately after Closing, direct that (in addition to, but without duplication of, the Transaction Expenses related to transaction bonuses be paid as set forth in Section 1.2), the transaction bonuses that are payable to Susan C. Kinzler, Warren A. Hutton, Ron Schroll and Dr. Ilene Klein as set forth in Disclosure Schedule 2.11(a)(i) and an amount up to $750,000 in discretionary bonuses (including the forgiveness of any loans to former or current employees) will be deducted out of the consideration that is otherwise to be paid at Closing pursuant to Section 1.2, and such amount shall be paid to current or former employees of the Company (as directed by the Sellers’ Representative in writing) as part of the transaction bonuses that are payable by the Company in connection with the transactions contemplated by this Agreement (which shall, for the avoidance of doubt, be treated as Transaction Expenses), which amount shall be deposited with the Company and paid to the applicable recipient through the Company’s payroll system subject to applicable withholdings and other Taxes (including social security, Medicare, FUTA and any other payroll Taxes associated with any such amounts); and (ii) at the time of payment of the Aggregate Contingent Payment, direct that the transaction bonuses payable to Susan C. Kinzler and Warren A. Hutton set forth in Disclosure Schedule 2.11(a)(i), plus an amount for discretionary bonuses (including the forgiveness of any loans to former or current employees) in the aggregate of up to $500,000.00 of the Aggregate Contingent Payment (if payable pursuant to Section 1.12) to be paid to current or former employees of the Company (as directed by the Sellers’ Representative in writing, in full satisfaction of any such amount in lieu of direct payment thereof to the Sellers pursuant to Section 1.12) as part of the transaction bonus that are payable by the Company in connection with the transactions contemplated by this Agreement, which amount shall be deposited with the Company and paid to the applicable recipient through the Company’s payroll system subject to applicable withholdings and other Taxes (including social security, Medicare, FUTA and any other payroll Taxes associated with any such amounts). No amounts shall be paid out of the Indemnity Escrow Account, the Regulatory Permit Escrow Account or Adjustment Escrow Account with respect to any transaction bonus (including any sale, change of control, retention, severance or similar bonus) payable or due by the Company or HSW prior to or as a result of the Closing or otherwise in connection with the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

As a material inducement to Buyer to execute and perform its obligations under this Agreement, each member of Company Group, jointly and severally, hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows.

2.1    Organization.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business, and in good standing, in every jurisdiction in which its ownership of property or the conduct of business as now conducted and as proposed to be conducted requires it to qualify, except where the failure to be so qualified has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 2.1(a) sets forth each jurisdiction in which the Company is qualified or licensed to do business. The Company has delivered to Buyer true and complete copies of the Governing Documents of the Company as currently in effect.

(b)    HSW is a professional medical corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted and as proposed to be conducted. HSW is duly licensed or qualified to do business, and in good standing, in every jurisdiction in which its ownership of property or the conduct of business as now conducted and as proposed to be conducted requires it to qualify, except where the failure to be so qualified has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 2.1(b) sets forth each jurisdiction in which HSW is qualified or licensed to do business. HSW has delivered to Buyer true and complete copies of the Governing Documents of HSW as currently in effect.

(c)    MHM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arkansas and has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted and as proposed to be conducted. MHM is duly licensed or qualified to do business, and in good standing, in every jurisdiction in which its ownership of property or the conduct of business as now conducted and as proposed to be conducted requires it to qualify, except where the failure to be so qualified has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 2.1(c) sets forth each jurisdiction in which MHM is qualified or licensed to do business. MHM has delivered to Buyer true and complete copies of the Governing Documents of MHM as currently in effect.

(d)    The Company and HSW operate health and wellness clinics (“Clinics”) pursuant to client services agreements with employers, unions or other groups, including MHM. The Company provides health care services at the Clinics either directly or through HSW. The Company does not operate the Business through any physician-owned professional corporations other than HSW.

2.2    Capitalization.

(a)    Annex I hereto sets forth the issued and outstanding equity securities of the Company and the name and number of shares of equity securities held by each Person, including, as applicable, the individual holder’s name, and, if applicable, the applicable vesting status, grant dates and exercise prices. All of the issued and outstanding shares of equity securities of the Company have been duly authorized, are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights, are free and clear of all Liens (other than Liens under the Securities Act and state securities laws), and are owned of record by each Person listed on Annex I hereto. Except as set forth on Annex I, the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Company Stock or as otherwise set forth on Schedule 2.2(a), there are no outstanding (i) equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into equity interests of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other contracts that require or will require the Company to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem equity interests of the Company, or (iv) stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

(b)    No member of the Company Group has any Subsidiaries.

(c)    All outstanding capital stock of HSW is owned of record and beneficially by physician Seller Hart, and is duly authorized, validly issued, fully paid, and non-assessable and is owned free and clear of all Liens, except for restrictions on transferability arising solely under federal or state securities Laws or under any Governing Documents and a lien and option in favor of the Company pursuant to the Succession Agreement. Except as set forth in any Governing Document, there are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar Contracts with respect to HSW; (ii) voting trusts, proxies or other agreements or understandings with respect to the voting of any equity of HSW; (iii) outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to HSW or any repurchase, redemption or other obligation to acquire for value any capital stock of HSW or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote or consent (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of HSW on any matter. HSW is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock, units or other equity interests.

(d)    No member of the Company Group owns or holds the right to acquire any units, partnership interest, joint venture interest or other equity ownership interest in any other Person except for MHM. All outstanding membership interests of MHM is owned of record and beneficially fifty percent (50%) by the Company and fifty percent (50%) by USABLE Corporation (d/b/a Blue Cross Blue Shield of Arkansas), and is duly authorized, validly issued, fully paid, and non-assessable and is owned free and clear of all Liens, except for restrictions on transferability arising solely under federal or state securities Laws or under any Governing Documents. Except as set forth in any Governing Document, there are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar Contracts with respect to MHM; (ii) voting trusts, proxies or other agreements or understandings with respect to the voting of any equity of MHM; (iii) outstanding or authorized unit appreciation, phantom units, profit participation or similar rights with respect to MHM or any repurchase, redemption or other obligation to acquire for value any membership interests of MHM or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote or consent (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of MHM on any matter. MHM is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its membership interests, units or other equity interests.

2.3    Title to and Sufficiency of Assets. Except as set forth on Schedule 2.3, and other than assets sold or otherwise disposed of in the ordinary course of business since July 31, 2020, the Company Group or MHM owns and has sole, exclusive and good, marketable and valid title to or has valid leases, licenses or rights to use each asset reflected on the Audited Financial Statements or acquired after July 31, 2020, purported to be owned, leased, licensed or used or held for use by the Company Group or MHM, in each case free and clear of any and all Liens, other than the Liens set forth on Schedule 2.3 and other than Permitted Exceptions. Except as set forth on Schedule 2.3, all assets that are tangible personal property are in normal operating condition and repair (reasonable wear and tear excepted) and are sufficient in all material respects to conduct the Business immediately after the Closing in the ordinary course of business consistent with the Company’s past practices.

2.4    Tangible Personal Property. The Company Group or MHM has good and marketable title to, or a valid leasehold interest in, all material items of tangible personal property reflected on the Financial Statements as owned or leased by the Company Group or MHM, free and clear of any Liens other than Permitted Exceptions. Except as set forth on Schedule 2.4, all material items of tangible personal property used by the Company Group or MHM in the Business including those located in the principle place of business of the Company, MHM or Clinics are in reasonable condition and in a state of reasonable maintenance and repair (ordinary wear and tear excepted). Other than leases for copiers and other office equipment that are not material to the Business individually or collectively, the Company Group and MHM have no leases of personal property (“Personal Property Leases”) relating to personal property used in the Business or to which the Company Group or MHM is a party or by which the properties or assets of the Company Group or MHM are bound. HSW is not a party to any Personal Property Lease. MHM is not a party to any Personal Property Lease.

2.5    No Violation; Consents. Except as set forth on Schedule 2.5(a), none of the execution or delivery by the Company Group of this Agreement or any agreement, instrument or other document to be executed and delivered in accordance herewith, the consummation by the Company Group of the transactions contemplated hereby or thereby or the compliance by the Company Group with any of the provisions hereof or thereof will: (a) contravene, conflict with or result in a violation, breach of or default under (whether after giving of notice, lapse of time or both), or give any Person the right to terminate or accelerate any obligation under, or relieve any Person of any obligation to the Company Group under, or trigger any notice requirement under (i) any of the provisions of the Governing Documents of the Company Group or MHM; (ii) any Law or Order to which the Company Group or MHM, including any of their respective assets, or the Business is subject, or trigger any notice requirement; or (iii) the terms or requirements of any Contract to which the Company Group is a party or to which the Company Group or the Business are otherwise subject; or (b) result in the creation of any Lien on any assets owned or used by the Company Group other than Permitted Exceptions. Except with respect to the HSR Act and as set forth on Schedule 2.5(b), no consent, waiver, approval, Order, Permit or authorization of, or registration, qualification, designation, declaration, filing or waiting period with, or notification to, any Person or Governmental Body is required on the part of the Company Group or the Sellers in connection with the execution and delivery by the Company Group and the Sellers of this Agreement or any Company Document, HSW Document or Seller Document, as applicable, the compliance by the Company Group or the Sellers with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by the Company Group or the Sellers of any other action contemplated hereby or thereby.

2.6    Authority. The Company has all requisite power, authority and legal capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Company in connection with or pursuant to this Agreement (collectively, the “Company Documents”). The execution, delivery and performance by the Company of this Agreement and each Company Document to which the Company is a party has been duly authorized by all necessary action on the part of the Company and, upon execution and delivery at the Closing by all parties thereto, this Agreement and each of the other Company Documents to which the Company is a party will be legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies. HSW has all requisite power, authority and legal capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by HSW in connection with or pursuant to this Agreement (collectively, the “HSW Documents”). The execution, delivery and performance by HSW of this Agreement and each HSW Document to which HSW is a party has been duly authorized by all necessary action on the part of HSW and, upon execution and delivery at the Closing by all parties thereto, this Agreement and each of the other HSW Documents to which HSW is a party will be legal, valid and binding agreements of HSW, enforceable against HSW in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies.

2.7    Financial Information.

(a)    Attached hereto as Schedule 2.7(a) are (a) the audited balance sheets of the Company Group as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Company Group for the fiscal years then ended, accompanied by any notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company Group as of August 31, 2020, and the related management statement of income and cash flow for the eight (8)-month period then ended (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Annual Financial Statements have been audited by the Company Group’s firm of certified public accountants. Except as set forth on Schedule 2.7(a), the Financial Statements (i) have been prepared in accordance with the Accounting Principles, consistently applied throughout the periods covered thereby, (ii) have been prepared in a manner consistent with the books and records of the Company Group, and (iii) present fairly in all material respects the assets, liabilities, financial position and results of operations of the Company Group and the Business, as of the dates and for the periods presented therein, except for the absence of certain footnotes and normal year-end adjustments (none of which are, individually or in the aggregate, material).

(b)    The Company Group maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company Group; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group that could have a material effect on the Company Group’s consolidated financial statements.

(c)    Except as set forth on Schedule 2.7(c), neither the Company Group nor MHM has any Liability or other obligations, except: (i) Liabilities accrued or reserved for in the Interim Financial Statements, and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements (none of which is a Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, environmental matter, claim or lawsuit).

(d)    None of the Company Group or MHM has applied for, been approved for, or received any funds pursuant to programs created under the CARES Act (including the Paycheck Protection Program) and, except as set forth on Schedule 2.7(d), nor have any of them deferred payments of any employment related taxes pursuant to any such programs.

2.8    Absence of Changes. Since July 31, 2020, except as set forth on Schedule 2.8, (a) the Company Group has operated the Business only in the ordinary course of business, consistent with past practices, and (b) there has not been (i) any event, change, occurrence or circumstance that, individually or in the aggregate with any such other events, changes, occurrences or circumstances, has had a Material Adverse Effect; (ii) any mortgage or pledge of, or imposition of any Lien on, any of the Company Group’s material assets, other than Permitted Exceptions; (iii) any termination of, amendment or supplement to, or waiver of any rights of the Company Group under, or any permitted acceleration of vesting under, any provision of any Material Contract; (iv) any capital expenditures or commitments therefor in excess of $150,000 in the aggregate; (v) any material cancellation or nonrenewal of any Contract that would have constituted a Material Contract; (vi) any material change in the Company Group’s practices regarding (x) acceleration of the billing of customers, (y) the collection of their accounts receivable, or (z) delay in payment of accounts payable or accrued expenses or the deferment of expenses; (vii) any increase in the regular rate of compensation payable by the Company Group to any shareholder, member, officer, director or employee, or any increase in the compensation to any shareholder, member, officer, director, employee by bonus, compensation service award or in any other way, in each case other than in the ordinary course of business; (viii) any payment or commitment to pay any severance, dividends, change of control or termination pay to any Person, or any increase in benefits payable to any Person under any existing severance, equity interest, change in control or severance agreement or policy; (ix) any write-up or write-down in the value of any material assets, or write-off as uncollectible of any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business in accordance with GAAP, which are not material in the aggregate; (x) any payment, discharge or satisfaction of any Liabilities other than in the ordinary course of business; (xi) any threat, commencement or settlement of any Legal Proceeding by or against the Company Group or MHM; (xii) any Tax election made or changed, any change in any annual Tax accounting period, any adoption or change in any method of Tax accounting, any amended Tax Return filed, any closing agreement entered into with respect to Taxes, any settlement of any Tax claim or assessment, any surrender of any right to claim a Tax refund, offset or other reduction in Tax Liability, any consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, any entering into of any transaction giving rise to a deferred gain or loss, or taking of any other material action (or failing to take a material action) with respect to Taxes; (xiii) any amendment to the Company Group’s Governing Documents; (xiv) any assumption, incurrence or otherwise becoming subject to any Indebtedness outside the ordinary course of business; (xv) any investment in or acquisition of (including by merger, consolidation, purchase of assets or equity interests of or by any other manner) any business or Person; (xvi) any purchase, sale, transfer, lease, assignment or other disposition of, or entry into any agreement or other arrangement for the purchase, sale, transfer, lease, assignment or other disposition of, any securities, properties or assets or other interests (excluding intangible property) of the Company Group, involving the payment or receipt of more than $150,000 or not in the ordinary course of business; (xvii) any loan or capital contributions made to any other Person, or entered into any other material transaction with, any of their shareholders, directors, members, managers, officers or employees (other than immaterial advances to employees of the Business in the ordinary course of business consistent with past practice); (xviii) any adoption of a plan of liquidation, dissolution, merger, consolidation or other reorganization; or (xix) any agreement or commitment, whether in writing or otherwise, that in any way legally binds the Company Group to take any action described in this Section 2.8.

2.9    Legal Proceedings. Except as set forth in Schedule 2.9, there are no, and since January 1, 2017 there have been no, pending, or to the Company’s Knowledge, threatened Legal Proceedings (i) against the Company Group or MHM, any of their respective properties or assets, or the Company Service Providers or MHM Service Providers or HSW Service Providers in their capacity as such, or (ii) that challenge or that seek to prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement. Neither the Company Group nor MHM, nor any of their properties or assets, is subject to or bound by any (i) currently existing Order or (ii) settlement agreement that contains any ongoing obligations. There are no unsatisfied judgments, penalties, or awards against the Company Group or the Business.

2.10    Compliance with Laws; Permits.

(a)    Except as set forth on Schedule 2.10(a), the Company Group and MHM are, and since January 1, 2017 has been, operating in material compliance with all applicable Laws. Except as set forth on Schedule 2.10(a), the Company Group and MHM have not, since January 1, 2017, (i) received any notice from any Governmental Body regarding any violation by the Company Group of any applicable Laws, or (ii) filed with or otherwise provided to any Governmental Body any notice regarding any violation by the Company Group or MHM of any applicable Laws.

(b)    Except as set forth on Schedule 2.10, the Company Group and the health care professionals employed by or furnishing health care services on behalf of HSW and MHM each owns or possesses, and since January 1, 2017 (with respect to the health care professionals, during such time s/he was in the service of Company Group since January 1, 2017) has owned and possessed, from each appropriate Governmental Body all material permits, licenses, authorizations, accounts, approvals, waivers, quality certifications, certificates of need, filings, registrations, clearances, franchises or rights (collectively, “Permits”) issued or granted by any Governmental Body necessary to conduct the Business as presently conducted. The Company is, and has been at all times, in material compliance with the terms and conditions of each Permit, and there are no provisions in, or agreements relating to, any Permits that preclude or limit the Company Group from operating and carrying on the Business as currently conducted. No loss or expiration of any Permit is pending or, to the Knowledge of the Company, threatened (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. There is no pending or, to the Knowledge of the Company, threatened Proceeding by or before any Governmental Authority to revoke, cancel, rescind, suspend, restrict, modify, or refuse to renew any Permit owned or held by the Company Group or MHM and the Company Group and MHM have not received any notice in writing that the Company Group or MHM, as applicable, is conducting the Business or any other activities in breach or violation of any such Permit. The Company Group and MHM are currently fulfilling and performing, and has since January 1, 2017 fulfilled and performed, its obligations under each of the Permits in all material respects. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company Group or MHM by, any Permits. A schedule of all Permits maintained by the Company Group and each health care professionals employed by or furnishing health care services on behalf of HSW and MHM is set forth in Schedule 2.10. All such Permits are valid and in full force and effect. The Company Group has maintained in all material respects all records required to be maintained by the Permits applicable to the Company Group or the Business or both in the Company Group’s current states of operation.

2.11    Labor Matters.

(a)    Set forth in Schedule 2.11(a)(i) is a true, correct and complete list as of the date of this Agreement of all current employees of the Company, describing for each such employee his or her: name or employee identification number; date of hire; job title; primary work location (country and state or province); average hours worked per week; overtime exempt status; annual base salary rate (if overtime exempt) or base hourly rate (if overtime nonexempt); eligibility for incentive compensation and type of incentive compensation (e.g., bonus, commission); and the total amount of bonus, severance and other amounts to be paid at the Closing or otherwise in connection with the transactions contemplated hereby. Set forth in Schedule 2.11(a)(ii) is a true, correct and complete list as of the date of this Agreement of all current independent contractors retained by the Company with respect to the operation of the business of the Company and classified by the Company as other than an employee or compensated other than through wages paid by the Company through its payroll department and reported on a form W-4, showing for each independent contractor his/her/its: personal or corporate name; brief description of services performed; date initially retained to perform services; primary location from which services are performed (country and state or province); and frequency with which fees are paid. The employees and independent contractors set forth in the schedules to this Section 2.11(a) shall be collectively referred to as the “Company Service Providers”.

(b)    Set forth in Schedule 2.11(b)(i) is a true, correct and complete list as of the date of this Agreement of all current employees of HSW, describing for each such employee his or her: name or employee identification number; date of hire; job title; primary work location (country and state or province); average hours worked per week; overtime exempt status; annual base salary rate (if overtime exempt) or base hourly rate (if overtime nonexempt); eligibility for incentive compensation and type of incentive compensation (e.g., bonus, commission); and the total amount of bonus, severance and other amounts to be paid at the Closing or otherwise in connection with the transactions contemplated hereby. Set forth in Schedule 2.11(b)(ii) is a true, correct and complete list as of the date of this Agreement of all current independent contractors retained by HSW with respect to the operation of the business of HSW and classified by HSW as other than an employee or compensated other than through wages paid by HSW through its payroll department and reported on a form W-4, showing for each independent contractor his/her/its: personal or corporate name; brief description of services performed; date initially retained to perform services; primary location from which services are performed (country and state or province); and frequency with which fees are paid. The employees and independent contractors set forth in the schedules to this Section 2.11(b) shall be collectively referred to as the “HSW Service Providers”.

(c)    Neither the Company, HSW nor MHM is subject to or bound by any collective bargaining, works council, trade union or labor union Contracts or any other Contract (each, a “Collective Bargaining Agreement”) with any group of employees, labor union, works council, labor organization or employee representative (each, a “Union”). To the Company’s Knowledge, no Union is seeking to organize any Company Service Providers or any HSW Service Providers or any MHM Service Providers for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with the Company, HSW or MHM, or filed a petition for recognition with any Governmental Body. As of the Closing Date, no Collective Bargaining Agreement is being negotiated by the Company, HSW or MHM. There have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, picketing, material labor trouble, work stoppages, slow-downs, boycotts, hand billing, walkouts, demonstrations, leafleting, sit-ins, sick-outs or other forms of organized labor disruption with respect to the Company, HSW or MHM, or other similar interference with or impairment of the Business, and, to the Knowledge of the Company, no such activities are currently threatened against the Company, HSW or MHM.

(d)    The Company, HSW and MHM have received from each of the Company’s employees, from each of HSW’s employees and from each of MHM’s employees, respectively, his or her completed Form I-9, and each of such Company employees, HSW employees and MHM employees has delivered to the Company, HSW or MHM documents which confirmed such person was authorized to work in the United States.

(e)    The Company Group and MHM have complied in all material respects with all applicable Laws regarding labor and employment, including but not limited to all Laws relating to discrimination; employment practices; the hiring, promotion, assignment and termination of employees; equal employment opportunities; disability; labor relations; terms and conditions of employment; payment of wages; hours of work; immigration; workers’ compensation; employee benefits; working conditions; occupational safety and health; family and medical leave; worker classification; and data and privacy protection. The Company, HSW and MHM are not engaged in any unfair labor practice. The Company, HSW and MHM are not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any employees except as set forth in the Financial Statements. Except as set forth on Schedule 2.11(e), there are no pending claims against the Company, HSW or MHM under any workers’ compensation plan or policy or for long-term disability. Except as set forth on Schedule 2.11(e), there are no, and since January 1, 2017 there have been no, grievances, arbitrations, charges, investigations, hearings, actions, proceedings, claims or controversies (including, without limitation, any administrative investigations, charges, claims, actions or proceedings) pending or threatened between either the Company, HSW or MHM and any of its respective current or former employees, applicants for employment or independent contractors, consultants, subcontractors, leased employees, volunteers, “temps” of the Company, HSW or MHM, or any Person alleging to be a current or former employee of the Company, HSW or MHM, or any group or class of the foregoing, or any Governmental Body, in each case in connection with such Person’s affiliation with, or the performance of such Person’s duties to, the Company, HSW or MHM, or alleging a violation of any labor or employment Laws, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with an employment relationship or alleged employment relationship. To the Company’s Knowledge, no individual has been improperly excluded from, or wrongly denied benefits under, any Plan.

2.12    Healthcare Regulatory Matters.

(a)    Except as set forth on Schedule 2.12(a), the Company, HSW and MHM are, and have been since January 1, 2017, in material compliance with all applicable Health Care Laws.

(b)    The Company, HSW and MHM do not presently participate in or submit claims to or have previously participated in or submitted claims to any Federal Health Care Program or Payor.

(c)    Since January 1, 2017, none of the Company, HSW or MHM, and none of their current or previous officers, directors or employees, Company has been convicted of, formally charged with or, investigated for a Federal Health Care Program-related material offense or material violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in any Federal Health Care Program, for, or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Body related to, fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances.

(d)    To the extent required by applicable Laws, each of the Company Service Providers, HSW Service Providers and MHM Service Providers who provides, or the former health care professional who provided, in the past year, professional medical services (i) is (or was during such time s/he was providing services on behalf of the Company Group) a licensed healthcare provider who maintains, and during such time s/he was in the service of Company Group or MHM since January 1, 2014, maintained or has maintained, an active and unrestricted license in the state(s) in which s/he provides or provided such services on behalf of Company, HSW or MHM without being subject to any disciplinary or corrective action, and (ii) to the extent such Company Service Provider, HSW Service Provider or MHM Service Provider, or former health care professional, prescribes or prescribed controlled substances, has been or was at all relevant times validly registered with the United States Drug Enforcement Administration (“DEA”) under Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, 21 U.S.C. § 801, et seq. (commonly known as the Controlled Substances Act).

(e)    Except as set forth on Schedule 2.12(e), none of the Company, HSW or MHM, nor any Company Service Provider, HSW Service Provider or MHM Service Provider who provides professional medical services (i) has been reprimanded, sanctioned or disciplined by any licensing board or any federal or state Governmental Body, professional society, Payor or specialty board, (ii) has had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action; (iii) has been the subject of any criminal complaint, indictment or criminal proceedings; (iv) has been the subject of any investigation or proceeding, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback, Stark self-referral amendments or other self-referral, or fee-splitting Laws, or engaging in other billing improprieties; or (v) has been the subject of any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards relating to his or her medical practice.

(f)    The physician who owns HSW satisfies the licensure qualifications for ownership of a professional corporation in the state of incorporation of HSW and each state where HSW operates, except as set forth in Schedule 2.12(f), has entered into a Succession Agreement with the Company. The Company has provided a true and correct copy of the Management Agreement and the Succession Agreement (including all amendments and modifications thereto) to Buyer, and each such agreement is valid and enforceable in all material respects. The Company is in compliance with its obligations in all material respects under the Management Agreement and the Succession Agreement. No default, event of default or event entitling the termination of the Management Agreement and the Succession Agreement has occurred and, to the Company’s Knowledge, all other parties to the Management Agreement and the Succession Agreement are in compliance in all material respects with their respective obligations thereunder.

(g)    Except as set forth on Schedule 2.12(g) and notwithstanding Section 2.10, none of the Company or any Company Service Providers, HSW or any HSW Service Providers, or MHM or any MHM Service Providers is, or has been, the subject of investigations or proceedings to sanction, suspend, revoke, restrict, or deny any current or pending applicable Permits. There currently exist no restrictions, deficiencies, required plans of corrective action or other such remedial measures by relevant Governmental Bodies with respect to any Permits applicable to Company, Company Service Providers, HSW, HSW Service Providers, MHM or MHM Service Providers.

(h)    Except as set forth on Schedule 2.12(h), since January 1, 2017, none of the Company, HSW or MHM has received any written notice of non-compliance, request for remedial action, or been subject to any fine (whether ultimately paid or otherwise resolved) by any Governmental Body.

(i)    Privacy and Security.

(i)    Except as set forth on Schedule 2.12(i), the Company, HSW and MHM are currently and since January 1, 2017 have been, in material compliance in all material respects with (i) all applicable Laws (including, without limitation, HIPAA and comparable state laws) and the Company’s and, if applicable, HSW’s privacy policy (“Privacy Policy”) regarding the collection, use, disclosure, storage, processing and protection of Personal Data; and (ii) the Payment Card Industry Data Security Standards and all applicable industry standards. None of the Company, HSW or MHM has received any written communication from any Governmental Body that alleges that either is not in compliance in any material respect with the applicable privacy, security, transaction standards, breach notification or other provisions and requirements of any Privacy Laws, including, without limitation, HIPAA or any applicable comparable state Laws.

(ii)    Except as set forth on Schedule 2.12(i), to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Company, HSW or MHM. The Company, HSW and MHM have implemented commercially reasonable security measures to ensure that all Personal Data under its control or in its possession is protected against loss and against unauthorized access, use, transmission, or disclosure or any other use by a third party that would violate an applicable Privacy Policy or Law.

(iii)    The Company, HSW and MHM have required and do require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including where required by applicable Law, and in compliance in all material respects with the requirements of such applicable Law (including HIPAA), by contractually obligating such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

(iv)    As of the date of this Agreement, the Company, HSW and MHM are not and have never been in material breach of any business associate agreement.

(v)    The Company, HSW and MHM are, and since January 1, 2017 have been, in material compliance with their respective website privacy policies and all other privacy policies they maintain or publish, in each case to the extent such policies relate to the Business. To the Company’s Knowledge, neither the Company, nor any of the Company’s subcontractors or any business associate of HSW or MHM, has suffered any Breach of Unsecured Protected Health Information (as such terms are defined at 45 C.F.R. § 164.402) or unauthorized misappropriation, access, use or disclosure of Personal Data.

(vi)    Contingent upon Buyer’s compliance with all applicable laws regarding the privacy and security of Personal Data, and (upon Buyer’s execution, delivery and performance of all documents, agreements and instruments to be executed by Buyer in connection with this Agreement), the execution, delivery and performance of this Agreement, any other agreement contemplated by this Agreement and such other agreements, instruments and documents delivered in connection hereto, and the consummation of the transactions contemplated hereby and thereby, do not violate the Privacy Policy, and upon the Closing, the Company, HSW and MHM, as applicable, will continue to have the right to use such Personal Data on the same terms and conditions as the Company, HSW and MHM enjoyed prior to the Closing.

(vii)    None of the Company, HSW or MHM is the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding relating to the collection, transmission, disclosure, or use of Personal Data or otherwise alleging a violation of HIPAA.

(viii)    None of the Company, HSW or MHM are subject to the European General Data Protection Regulation or other privacy, data security and/or data protection laws outside of the United States. The Company does not collect any Personal Data outside of the United States and does not transfer any Personal Data across any national borders.

(j)    The transactions contemplated hereby will not conflict with any applicable Permits necessary to operate the Business, excluding such notices and filings which may be required as a result of the transaction contemplated hereby and which are set forth on Schedule 2.5(b).

2.13    Material Contracts.

(a)    Schedule 2.13(a) sets forth, by reference to the applicable subsection of this Section 2.13(a), all of the following Contracts to which the Company Group or MHM is a party or by which the Company Group or MHM is bound (the Contracts required to be set forth on Schedule 2.13(a) are the “Material Contracts”):

(i)    each Material Contract relating to the sale, distribution or licensing of the services provided by the Business with an expected annualized value of $500,000.00 or more;

(ii)    each (A) Management Agreement with HSW and (B) management agreement with MHM;

(iii)    each Government Contract with an expected annualized value of $500,000.00 or more;

(iv)    each Contract (A) relating to the employment of, or the performance of services by, any Person, including any Company Service Provider, any HSW Service Provider and any MHM Service Provider (but excluding any “at will” offer letters of similar Contracts); (B) pursuant to which the Company Group or MHM is or may become obligated to make any severance, retention, termination or similar payment to any Company Service Provider, HSW Service Provider or MHM Service Provider; or (C) pursuant to which the Company Group or MHM Service Provider is or may become obligated to make any bonus or similar payment to any Company Service Provider, HSW Service Provider or MHM Service Provider; further, each such independent contractor agreement equaling or exceeding $150,000.00 in annualized payments; provided, that notwithstanding the foregoing, with respect to any such Contract which is on terms that do not materially deviate from the Company Group’s or MHM’s standard form of such Contract, only a representative sampling of such Contracts has been disclosed on Schedule 2.13(a)(iv) and made available to Buyer, in each case as described on Schedule 2.13(a)(iv);

(v)    each client Contract with an expected annualized value of $500,000.00 or more and each other Contract imposing any restriction on the right or ability of the Company Group or MHM or any Company Knowledge Party (A) to

compete with, or solicit any customer of, any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any Technology or other asset to or for any other Person; or (E) to perform services for any other Person;

(vi)    each Contract containing (A) a “most favored nations” clause or other clause that purports to adjust pricing or services provided by the Company Group or MHM based on the terms made available to other customers, or (B) any exclusivity provisions or similar provisions;

(vii)    each Contract with any Seller or any officer, manager or director of the Company Group;

(viii)    the Principle Offices Leases;

(ix)    the Clinic Leases;

(x)    each Contract under which the Company Group is a lessor of, or makes available for use by any third party, any tangible personal property owned (including ownership for Tax purposes) by the Company Group;

(xi)    each Contract for the future purchase of materials, supplies or equipment in excess of the current requirements of the Business;

(xii)    each Contract providing any guaranteed minimum payment or minimum purchase requirements;

(xiii)    each Contract relating to a consignment, distributor, dealer, manufacturer’s representative, sales agency, representative, marketing, franchise or licensing agreement or relations with respect to the distribution by the Company Group of third party products or the distribution by third parties of Company Group products;

(xiv)    each client Contract with an expected annualized value of $500,000.00 or more and each other Contract containing a license, sublicense or royalty agreement, under which the Company Group has granted rights to any third party in Company Intellectual Property, or under which any third party has granted rights to the Company Group in any Intellectual Property in connection with the Business; provided, however, the following shall be excluded: any license agreement for commercially available, off-the-shelf software, including a “shrink-wrap” or “click-through” license agreement, entered into pursuant to such third party’s customer agreement and involving a payment by the Company Group less than $25,000;

(xv)    each Contract relating to Indebtedness of the Company Group or MHM or imposing a Lien on any of the Company Group’s or MHM’s assets;

(xvi)    each Contract creating or relating to any joint venture, partnership (limited or general), collaboration or any sharing of revenues or profits;

(xvii)    each indemnification Contract or other Contract conferring indemnification obligations binding on the Company Group outside the ordinary course of business;

(xviii)    any Contract relating to the purchase, sale or disposal of any equity interest or other securities of the Company Group or MHM;

(xix)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xx)    any Contract containing a material severance, change of control, retention, or other similar type payment provision;

(xxi)    any Contract relating to the settlement of any Legal Proceeding by or before a Governmental Body or other dispute in excess of $100,000 or with outstanding obligations of the Company Group or MHM;

(xxii)    any Contract involving the payment of any earn-out or similar contingent payment, or in which any obligations of the Company Group or MHM is related in any way to any economic metrics of the Company Group or MHM or any part of the business thereof (e.g. sales, net revenue, etc.);

(xxiii)    each Contract premised on small business status, minority-owned business status, disadvantaged business status, protégé status, “8(a)” status or any other preferential status;

(xxiv)    each Contract with an expected annualized value of $500,000.00 or more presently involving a contingent payment to a client based on the performance of Company Group in relation to guarantees stated within said Contract; and

(xxv)    each other non-client Contract (not already listed pursuant to subsections (ii) through (xxiv) above) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $150,000 per year in the aggregate, or (B) the purchase or sale of any product, or performance of services, by or to the Company Group or MHM having a value in excess of $150,000 per year in the aggregate; provided, however, disclosures under subpart (iv) above and Schedules 2.11(a)(i) and
2.11(b)(i) shall be deemed sufficient as to signed form employment agreements (a copy of which has been provided to Buyer) involving payments exceeding such thresholds.

(b)    True, complete and correct copies of the written Material Contracts set forth, or required to be set forth, on Schedule 2.13(a) (together with all amendments, modifications or supplements thereto) have been made available to Buyer, and Schedule 2.13(b) provides a true, complete and correct description of the terms of each Material Contract involving payment by or to the Company Group or MHM in excess of $150,000 that is not in written form.

(c)    Except as set forth on Schedule 2.13(c), each of the Material Contracts is in full force and effect (except for those Material Contracts that may have terminated or expired in accordance with their terms) and is the legal, valid and binding obligation of the Company Group, as applicable, and the other parties thereto, enforceable against the Company Group, as applicable, and the other parties thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect. The Company Group is not in default under any Material Contract, nor, to the Company’s Knowledge, (i) is there any other party to any Material Contract in breach of or default thereunder, or (ii) has any event occurred that, with or without notice or lapse of time, or both, would constitute a breach or default of the Company Group or other party thereunder. Except as set forth on Schedule 2.13(c), no party to any of the Material Contracts has exercised any termination rights with respect thereto. No party has given written notice of any material dispute with respect to any Material Contract (it being agreed that any dispute with respect to any Material Contract with any Specified Customer would be deemed a material dispute).

2.14    Real Property. The Company Group and MHM does not own any real property. Schedule 2.14 sets forth a true, complete and correct list of (a) each lease, sublease, license or similar agreement for the lease, holding or operation by the Company Group or MHM of any real property owned by any third person at which the Company Group or MHM maintains its principle offices (the “Principle Offices Leases”); and (b) each lease, sublease, license or similar agreement for the lease, holding or operation by the Company Group or MHM of any real property owned by any third person at which the Company Group or MHM maintains its Clinics (the “Clinic Leases”)(collectively, the “Leased Real Property”). The Company Group or MHM has a leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Exceptions, and except otherwise as disclosed in Schedule 2.14, neither the Company Group nor MHM has assigned or sublet their interests under any Lease to any other Person. The Leased Real Property constitutes all interests in real property currently used, occupied or held for use in connection with the Business and that are necessary for the continued operation of the Business as presently operated. Except as set forth on Schedule 2.14, the Company Group and MHM has performed in all material respects all obligations required to be performed by each of them under each lease, sublease, license or similar agreement for the Leased Real Property (“Lease Agreements”) and neither the Company Group nor MHM have received written notice that (i) any Leased Real Property is not in compliance with applicable Laws, or (ii) received written notice of any intent to terminate any Lease Agreement. Each Lease Agreement was made and entered into in good faith, on an arm’s-length basis and on what the Company Group and MHM reasonably believes to have been the market terms. Neither the Company Group nor MHM has received written notice of any actual or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Leased Real Property. Neither the Company Group nor MHM has received any written notice of the intention of any Governmental Body or other Person to take or use all or any part of any Leased Real Property. Neither the Company Group nor MHM has received any written notice from any insurance company that has issued a policy with respect to any Leased Real

Property requiring performance of any structural or other repairs or alterations to such Leased Real Property. Neither the Company Group nor MHM owns or holds, nor is the Company Group or MHM obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein, including, without limitation, the Leased Real Property or any portion thereof. The Company Group and MHM have all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Principle Offices Leases and the Clinic Leases, and the Company Group and MHM have complied in all material respects with all material requirements and conditions of the Permits applicable to them. During the preceding five (5) years, none of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, materially impair the conduct of the business of the Company Group or MHM.

2.15    Customers and Suppliers.

(a)    Set forth on Schedule 2.15(a) are the Company Group’s twenty (20) largest customers, by dollar volume, for each of the following periods: (i) the fiscal year ended December 31, 2019, and (ii) the period beginning on January 1, 2020, and ending on July 31, 2020, and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods. The Company Group is not engaged in any material dispute with any customer listed on Schedule 2.15(a) (collectively, the “Specified Customers”). Except as set forth on Schedule 2.15(a), none of the Specified Customers has provided written notice to the Company Group that it intends to terminate or materially reduce its business relations with the Company Group. Except as noted in Schedule 2.15(a), none of the Company Group’s business relations with any of its customers was awarded, in whole or in part, because of, or is premised on, small business status, minority-owned business status, disadvantaged business status, protégé status, “8(a)” status or other preferential status. The Company Group has not been notified in writing that any Specified Customer will terminate or reduce its business with the Company Group as a result of the transactions contemplated by this Agreement.

(b)    Set forth on Schedule 2.15(b) are the Company Group’s twenty (20) largest vendors, by dollar volume, for each of the following periods: (i) the fiscal year ended December 31, 2019, and (ii) the period beginning on January 1, 2020, and ending on July 31, 2020, and set forth opposite the name of each such vendor is the dollar amount of purchases attributable to such vendor for such periods. The Company Group is not engaged in any material dispute with any such vendor, nor has such vendor notified the Company Group in writing that it intends to terminate or materially reduce its business relations with the Company Group or the Business. The Company Group has not been notified in writing that any such vendor will terminate or reduce its business with the Company Group as a result of the transactions contemplated by this Agreement.

2.16    Intellectual Property Rights.

(a)    Set forth on Schedule 2.16(a)(i) is a true, complete and correct list of all Company Intellectual Property, and accurately identifies which Intellectual Property is owned or used by the Company Group and which Intellectual Property is licensed to the Company Group or MHM.

(b)    “Company Intellectual Property” means all Intellectual Property (other than commercial “shrink wrap” software and “shrink wrap” software licenses) owned, purported to be owned, or used by the Company Group or MHM. The Company Group has the valid and continuing right to use all Company Intellectual Property in the Business without infringing on or otherwise acting adversely to the Intellectual Property rights of any Person, and the Company Group is not obligated to pay any royalty or other consideration to any Person in connection with the use of any Company Intellectual Property. The trademarks registrations and applications listed on Schedule 2.16(b) are (i) the only Company Intellectual Property owned or purported to be owned by the Company Group that is registered with the U.S. Patent and Trademark Office, U.S. Copyright Office, or any similar office or agency anywhere in the world; (ii) registered in one Company Group entity’s name; (iii) currently in compliance with formal legal requirements, including maintenance fees and renewal applications, and; (iv) to the Knowledge of the Company Group, valid and enforceable. Except as set forth on Schedule 2.16(b), all Company Intellectual Property owned or purported to be owned by the Company Group was developed exclusively by or on behalf of the Company Group and is owned exclusively by the Company Group free and clear of any and all Liens, other than Permitted Exceptions. Except as set forth on Schedule 2.16(b), the Company Group does not jointly own any Company Intellectual Property with any third parties. The Company Group has taken commercially reasonable steps to protect its rights in trade secrets and confidential information included in the Company Intellectual Property. All present and former employees and consultants of the Company Group who have contributed to or participated in the conception or development of any Company Intellectual Property owned or purported to be owned by the Company Group have executed instruments of assignment of rights in favor of the Company Group as assignee that vest the ownership of such Company Intellectual Property in the Company Group.

(c)    There is no outstanding written complaint, claim, demand, charge, notice, controversy, legal or equitable action or other proceeding alleging that the Company Group or MHM has infringed on, misappropriated or otherwise acted adversely to the Intellectual Property rights of any Person in connection with Company Group’s or MHM’s ownership or use of Company Intellectual Property, or pertaining to the Company Group’s or MHM’s ownership or use of the Company Intellectual Property. Neither the operation of the Business, nor any activity by the Company Group or MHM in the conduct of the Business infringes or misappropriates (or in the past infringed on or misappropriated) any Intellectual Property of any other Person. To the Knowledge of the Company Group, no other Person is infringing or misappropriating the rights of the Company Group in any Company Intellectual Property.

(d)    Each of the licenses granted to the Company Group relating to or under Company Intellectual Property and identified as a Material Contract hereunder is in full force and effect and is the legal, valid and binding obligation of the Company Group, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies. The Company Group is not in default under any license included in the Material Contracts, nor to the Company Group’s Knowledge is any other party to any such license in default thereunder, and no event has occurred that with or without notice or lapse of time, or both, would constitute a default thereunder. No party to any such license has exercised any termination rights with respect thereto and there are no disputes regarding the scope or performance of any such agreement. None of the execution, delivery or effectiveness of this Agreement or the performance of the Company Group’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any right or ability of the Company Group to use any of the Company Intellectual Property.

2.17    Accounts and Notes Receivable and Payable.

(a)    A true, correct and complete list of the accounts receivable, notes receivable and other receivables of the Business, showing the breakdown and aging thereof as of December 31, 2019, and as of July 31, 2020, is included in Schedule 2.17(a). All of the accounts receivable of the Company Group (i) represent sales actually made in the ordinary course of business, (ii) constitute valid and enforceable undisputed claims, and (iii) are not, by their terms, subject to defenses, set-offs or counterclaims. All accounts receivable of the Company Group arose in bona fide arm’s length transactions in the ordinary course of business and with Persons who are not Affiliates of the Company Group. There is no pending contest or dispute with respect to the amount or validity of any amount of such account receivables. None of the accounts or the notes receivable of the Business represent obligations for goods sold on consignment or on approval. Except as set forth on Schedule 2.17(a), no portion of the accounts receivable, notes receivable or other receivables of the Business have been pledged or assigned to any Person.

(b)    A true, correct and complete list of the accounts payable, notes payable and other payables of the Business, showing the breakdown thereof as of December 31, 2019, and as of July 31, 2020 is included in Schedule 2.17(b). All accounts payable, notes payable and other payables of the Business have arisen from bona fide arm’s length transactions in the ordinary course of business, consistent with past practice and with Persons who are not Affiliates of the Company Group, have been paid or are scheduled to be paid in the ordinary course of business consistent with past practices of the Company Group and no such account payable or note payable is materially delinquent in its payment. A true, correct and complete list of all trade accounts payable and accrued expenses of the Company Group that have accrued in the ordinary course of business is set forth on Schedule 2.17(b).

2.18    Inventory. Except as set forth on Schedule 2.18, all inventory (including all raw materials, supplies, finished goods, goods held for consumption and goods held for sale) of the Company Group, whether or not reflected in the Financial Statements, (a) was acquired and has been maintained in the ordinary course of business; and (b) is located at the Leased Real Property or in off-site storage.

2.19    Taxes.

(a)    Except as set forth on Schedule 2.19(a), each of the Company, HSW and MHM has duly and timely filed, within the time period for filing or any extension granted with respect thereto, all Tax Returns that such entity was required to file under applicable Laws. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by each of the Company, HSW and MHM (whether or not shown on any Tax Return as due) have been paid.

(b)    No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Knowledge of the Company or the Sellers, threatened with regard to any Tax or Tax Returns of or with respect to any of the Company, HSW and MHM. None of the Company, HSW or MHM has received from any Governmental Body (including jurisdictions where the Company, HSW or MHM, as applicable, has not filed Tax Returns) any written: (i) notice indicating an intent to open an audit, investigation or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency, underpayment or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company, HSW or MHM. All deficiencies asserted or assessments made as a result of any audit, assessment, claim, examination, investigation or other inquiry relating to Taxes by any Governmental Body have been fully paid.

(c)    There are no Liens on any assets or properties of the Company, HSW or MHM attributable to Taxes other than Liens for Taxes that are not yet due and payable.

(d)    None of the Company, HSW or MHM is or has been a party to any “reportable transaction” (as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2)), and all transactions for which the Company, HSW or MHM could otherwise be liable for penalty under Code Section 6662 have been disclosed to the IRS.

(e)    Schedule 2.19(e) lists all jurisdictions (whether foreign or domestic) in which the Company, HSW or MHM has filed any Tax Returns since January 1, 2016. No written claim has ever been made by any Taxing Authority in a jurisdiction where the Company, HSW or MHM does not file Tax Returns that the Company, HSW or MHM, as applicable, is or may be subject to Tax in that jurisdiction. Each of the Company, HSW or MHM is subject to Tax only in its country of formation and political subdivisions thereof.

(f)    None of the Company, HSW or MHM is the beneficiary of any extension of time within which to file any Tax Return, make any elections, designations or similar filings relating to Taxes for which it is or may be liable, or pay or remit any Taxes or amounts on account of Taxes for which it is or may be liable. None of the Company, HSW or MHM has extended any statute of limitations or waived any reassessment period with respect to any Taxes for which it may be liable.

(g)    Each of the Company, HSW and MHM (i) has withheld from all employees, customers, independent contractors, creditors, members and any other applicable payees proper and accurate amounts for all taxable periods in compliance with all Tax withholding provisions of applicable federal, state, local and non-U.S. Laws, (ii) has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body, and (iii) has complied (and until the Closing will comply) with all applicable Laws relating to the payment, reporting and withholding of Taxes.

(h)    Each of the Company, HSW and MHM has properly collected and remitted sales, value added and similar Taxes with respect to sales made or services provided to its customers and have properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, value added or similar Taxes that qualify as exempt from sales or similar Taxes.

(i)    None of the Company, HSW, MHM, Buyer or any Subsidiary or Affiliate thereof will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a Taxable Period (or portion thereof) ending on or prior to the Closing Date, including, without limitation, through the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing (except as set forth on Schedule 2.19(i)), (ii) any use of an improper method of accounting for a Taxable Period (or portion thereof) ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iv) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1.1502-19, respectively), or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. income Tax law, (v) any installment sale or open transaction made on or prior to the Closing Date, (vi) any prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 451, 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date, (vii) an election under Section 108(i) of the Code made effective on or prior to the Closing Date, (viii) an election under Section 965 of the Code, (ix) the application of Section 952(c)(2) of the Code, (x) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing or (xi) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of any of the Company, HSW or MHM for any Pre-Closing Tax Period.

(j)    None of the Company, HSW or MHM has or will be required to include any amount into income under Section 965 of the Code.

(k)    None of the Company, HSW or MHM is a party to, or bound by, any Tax indemnity, Tax-sharing, Tax allocation agreement, or any similar agreement or arrangement, and the Company, HSW and MHM do not have any other obligation to pay any Tax on behalf of any other Person or indemnify or reimburse any other Person for any Tax (in each case other than the Tax of the Company, HSW or MHM, respectively).

(l)    None of the Company, HSW or MHM has deferred any Taxes under IRS Notice 2020-65 (or any similar state or local Tax Law).

(m)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax authority with respect to any of the Company, HSW or MHM, and no power of attorney with respect to Taxes is currently in effect with respect to any of the Company, HSW or MHM.

(n)    Each of the Company, HSW and MHM has made available to Buyer true, correct and complete copies of their income Tax Returns and all other material Tax Returns for the applicable period requested by Buyer.

(o)    None of the Company, HSW or MHM has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(p)    The Company has been an accrual method taxpayer since 2018. HSW has been an accrual method taxpayer since its inception. MHM has been an accrual method taxpayer since its inception.

(q)    Other than the Company’s 50% ownership interest in MHM, none of the Company, HSW or MHM owns, or except as set forth on Schedule 2.19(q), has ever owned, any equity interest in any partnership, joint venture, limited liability company, disregarded entity, or other flow-through entity.

(r)    None of the Company or HSW is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and MHM would not be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code if MHM were a C corporation. Except as set forth on Schedule 2.19(r), none of the assets of the Company, HSW or MHM is a United States Real Property Interest within the meaning of Section 897(c)(1) of the Code.

(s)    None of the Company, HSW or MHM has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return or has any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(t)    The Company was taxed as an S corporation from inception until July 31, 2019, and it has been taxed as a C corporation since August 1, 2019 for U.S. federal income Tax purposes and does not have any tax status inconsistent therewith under the Laws of any state, local or non-U.S. jurisdiction in which it is required to file any Tax Return. HSW is (and always has been) taxed as a C corporation for U.S. federal income Tax purposes and does not have any tax status inconsistent therewith under the Laws of any state, local or non-U.S. jurisdiction in which it is required to file any Tax Return. HSW has not filed an election under Treasury Regulations Section 301.7701-3(c). For U.S. federal, and applicable state and local, income tax purposes, HSW is treated as a separate entity from the Company and not as a “subsidiary” of the Company. HSW has no Subsidiaries nor holds an equity interest in any other Person. MHM is and always has been taxed as a partnership for U.S. federal income Tax purposes and does not have any tax status inconsistent therewith under the Laws of any state, local or non-U.S. jurisdiction in which it is required to file any Tax Return. MHM has not filed an election under Treasury Regulations Section 301.7701-3(c). MHM has no Subsidiaries nor holds an equity interest in any other Person.

(u)    Each of the Company, HSW and MHM has maintained in all material respects all necessary documentation in connection with related-party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign Law.

(v)    None of the Company, HSW or MHM (i) is, or has ever been, formed, organized, a resident of or operated in a jurisdiction other than the United States or a State thereof, (ii) has ever held any equity interest in any Person that was formed, organized, resident of, or operated in a jurisdiction other than the United States or a State thereof, or (iii) owns, or has ever owned, an interest in any controlled foreign corporation (as defined in section 957 of the Code) or passive foreign investment company (as defined in section 1297 of the Code).

(w)    None of the Company, HSW or MHM is (i) subject to income Tax in any country other than the United States by virtue of the Company, HSW or MHM, as applicable, having a permanent establishment or other place of business in that country, or (ii) resident for any Tax purpose in any jurisdiction other than the jurisdiction of its incorporation or formation.

(x)    Each of the Company, HSW and MHM has filed all material reports and have created and/or retained all material records required under Sections 6038, 6038B, 6038C, 6046 and 6046A of the Code.

(y)    Except as set forth on Schedule 2.19(a), none of the Company or HSW has any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations or comparable provisions of foreign state or local applicable Law, other than limitations imposed as a result of the transactions contemplated by this Agreement.

2.20    Insurance. The Company Group has insurance policies in full force and effect that are in such amounts, with such deductibles and against such risks and losses, as are commercially reasonable for the Business as operated by the Company Group and as required by applicable Law. Set forth on Schedule 2.20 is a list of all insurance policies held by the Company Group and applicable to the Business, including policy number, coverage type and amount insured. All of such insurance policies have been made available to Buyer, and will, except as required by Section 6.3(b), continue in full force and effect with respect to the properties, assets, employees and operations of the Company Group immediately following the Closing. The Company Group is not in default with respect to its payment obligations under any of such insurance policies.

2.21    Employee Benefits.

(a)    Schedule 2.21 contains a true, correct and complete list of all Plans. With respect to each Plan, the Company has made available to Buyer true, correct and complete copies of (a) a current summary plan description and all current summaries of material modifications and (b) to the extent there is no summary plan description, a written summary.

(b)    Each Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the Company’s Knowledge, no event or omission has occurred that would cause any Plan to lose such qualification.

(c)    (i) Each Plan is and has been operated in material compliance with applicable Law, including ERISA and the Code, and has been administered in all material respects in accordance. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company’s Knowledge, threatened with respect to any Plan or any fiduciary or service provider thereof. (iii) To the Company’s Knowledge, no event has occurred and no condition exists with respect to any employee benefit plan or arrangement currently or previously maintained or contributed to by the Company that would reasonably be expected to subject Buyer or any of its Affiliates or employees, directly or indirectly (through an indemnification agreement or otherwise), to Liability. (iv) The Company has no obligations to provide health or death benefits or any other health benefits to or in respect of any employees or members of the Company after their employment is terminated, or any former employees or members of the Company, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA, and the Company has never promised to provide such post-termination benefits. (v) All payments and/or contributions required to have been made with respect to all Plans either have been made or have been accrued in accordance with the terms of the applicable Plan and applicable Law. (vi) The Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d)    No Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(e)    Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) any employee pension or welfare benefit plan to which more than one unaffiliated employer contributed and which is maintained pursuant to one or more collective bargaining agreements, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)    There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any the Plans, by any person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Body, and the Company has no obligation under any Plan, or any obligation that would reasonably be expected to result in a Lien attaching to the assets of the Business, other than Permitted Exceptions, including any obligations of the Company relating to: (x) any transactions in violation of Sections 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any Plan for which no exemption exists under Section 408 of ERISA or Sections 4975(c) or (d) of the Code, or that would result in a civil penalty being imposed under subsections (i) or (I) of Section 502 of ERISA; (y) any coverage under or failure to comply with COBRA.

(g)    Schedule 2.21 sets forth a true, correct and complete list of all current and former employees of the Company, including each person employed by the Company within the thirty-six (36) month period immediately preceding the date of this Agreement, who: (i) as of the date of this Agreement, is receiving health care continuation coverage under Section 4980B of the Code; (ii) is eligible, as of the date of this Agreement, to receive health care continuation coverage under Section 4980B of the Code but elected not to receive such coverage; or (iii) will be eligible to elect health care continuation coverage under Section 4980B of the Code in connection with the sale (as such phrase is described in Treasury Regulations Section 54.4980B-9, Q&A-8) contemplated by this Agreement.

(h)    The Company has operated and maintained in all material respects each Plan with respect to the Company that constitutes in any part a “non-qualified deferred compensation plan” as such term is defined in Section 409A(d)(1) of the Code) in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i)    (i) Each Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Plan; (ii) neither the Company nor, to the Company’s Knowledge, any of its ERISA Affiliates, has announced its intention to modify or terminate any Plan or adopt any arrangement or program which, once established, would come within the definition of a Plan; (iii) each asset held under each Plan (solely to the extent a Plan of the Company) may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability other than ordinary administrative expenses; and (iv) except as set forth on Schedule 2.21, no Plan (solely to the extent a Plan of the Company) provides health or disability benefits that are not fully insured through an insurance contract.

(j)    No Plan is subject to the Laws of any jurisdiction outside the United States.

(k)    Other than vesting under the Company’s 401(k) plan (if applicable), neither the execution and delivery of this Agreement, the Sellers’ approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider; (ii) subject to Section 5.8, result in any “parachute payment” as defined in
Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments.

2.22    Environmental Matters. The Company Group has operated the Business at all times using commercially reasonable methods and practices to maintain the Company Group and MHM in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits. The Company Group is not the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to Environmental Laws, Hazardous Materials or any Release or threatened Release of a Hazardous Material, and the Company Group has not received any request for information, report or notification alleging any violation of Environmental Laws or any Environmental Liabilities of the Company Group or the Business. The Company Group has not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including Hazardous Materials, in a manner that has given or would reasonably be expected to give rise to Environmental Liabilities. There has been no Release by the Company Group or MHM or, to the Company’s Knowledge, any threatened Release of any Hazardous Materials on, at, under, to or about (a) any property currently owned, operated or leased by the Company Group or any property formerly owned, operated or leased by the Company Group, in each case, during the time of such ownership, operation or lease, or (b) any location where Hazardous Materials from the operations or activities of the Company Group have come to be located. There are no pending or, to the Company’s Knowledge, threatened investigations of the Company Group or MHM, it’s or their operations or any currently or formerly owned, operated or leased property that would reasonably be expected to lead to the imposition of Liabilities or Liens under Environmental Law, other than Permitted Exceptions. The Company Group has made available to Buyer all reports and related documents from environmental audits, studies, investigations and assessments relating to environmental conditions at any facilities or real property ever owned, operated or leased by the Company Group or the Business or any Environmental Liability of the Company Group or the Business.

2.23    Related Party Transactions. Except as set forth on Schedule 2.23 (each, a “Related Party Transaction”), no Seller, officer, equity holder, Affiliate, manager or director of the Company Group or MHM, nor any family member of any such person, (a) is, directly or indirectly through any Affiliate, currently a party to any contract or arrangement with the Company Group or MHM (other than pursuant to ordinary and customary terms of employment) or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company Group or MHM; (b) has any claim or cause of action against the Company Group or MHM; (c) owes any money to the Company Group or MHM or is owed money from the Company Group (other than for accrued but unpaid salary and vacation, and benefits and expense reimbursements in the ordinary course of business with respect to Related Parties that are natural persons); (d) has any interest in any material customer, vendor, supplier, financing source or other counterparty of the Company Group or MHM; or (e) is a party to any Contract with the Company Group or MHM, except for the Governing Documents of the Company Group or MHM. All Related Party Transactions are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s length basis.

2.24    Financial Advisors. Except for set forth on Schedule 2.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company Group, MHM or the Sellers in connection with the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of the Company Group, MHM and Sellers and the Company Group, MHM are not committed to any liability for any brokers’ or finders’ fees or any similar fees or commissions in connection with the transaction contemplated hereby.

2.25    Certain Payments. None of the Company Group, MHM, Seller, equityholder, director, officer, employee, member or other Person associated with or acting on behalf of any of them, has, directly or indirectly, in violation of any anti-bribery Law: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, or kickback to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business for the Company Group, (ii) to pay for favorable treatment for business secured by the Company Group, or (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company Group; or (b) established or maintained any fund or asset with respect to the Company Group that has not been recorded in the books and records of the Company Group.

2.26    No Other Representations and Warranties. Buyer acknowledges and agrees that the representations and warranties regarding the Company Group contained in this ARTICLE 2 or ARTICLE 3 or in any Company Document or certificate delivered by the Company pursuant to this Agreement constitute the sole and exclusive representations and warranties to Buyer regarding the Company Group, MHM and the Business in connection with this Agreement and the transactions contemplated hereby. BUYER ACKNOWLEDGES AND AGREES THAT THE COMPANY GROUP DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN ARTICLE 2 AND ARTICLE 3 AND IN ANY COMPANY DOCUMENT AND CERTIFICATE DELIVERED BY THE COMPANY GROUP PURSUANT TO THIS AGREEMENT AS TO THE COMPANY GROUP, MHM, AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE), RESULTS OF OPERATION, AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS

FOR A PARTICULAR PURPOSE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY GROUP AND MHM FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS, OR MATERIAL MADE AVAILABLE TO BUYER IN THE ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY, OR SUCCESS OF THE COMPANY GROUP, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to Buyer to execute and perform its obligations under this Agreement, each Seller, severally and not jointly, hereby represents and warrants to Buyer with respect to herself, himself or itself, as of the date hereof and as of the Closing Date, as follows:

3.1    Residence; Organization. Schedule 3.1 sets out each of the Seller’s status as an individual or organization and that Seller’s state of residence or state of organization. Each Seller that is an entity is duly incorporated or formed, validly existing and in good standing under the laws of state where it was incorporated or formed and has all powers required to carry on its business as now conducted.

3.2    Authority. Each Seller has all requisite power, authority and, with respect to individual Sellers, legal capacity to consummate the transactions contemplated hereby and execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such Seller in connection with or pursuant to this Agreement (collectively, the “Seller Documents”) and no other proceedings on the part of each Seller are necessary therefor. The execution, delivery and performance by each Seller of this Agreement and each Seller Document to which such Seller is a party has been duly authorized by all necessary action on the part of such Seller and, upon execution and delivery at the Closing by all parties thereto, this Agreement and each of the other Seller Documents to which such Seller is a party will be legal, valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies.

3.3    Title to Purchased Stock. Each Seller owns good, valid and marketable title to the Purchased Stock set forth as owned by such Seller on Annex I hereto, free and clear of all Liens, claims and encumbrances of any person or entity whatsoever (other than Liens under the Securities Act and state securities Laws). The Purchased Stock, together with the Rollover Interests, constitute all of the issued and outstanding equity interests of the Company. None of the Sellers is a party to any option, warrant, purchase right, or other contract that would require such Seller to sell, transfer, or otherwise dispose of such Purchased Stock, other than this Agreement. Upon Buyer’s payment of the Purchase Price in accordance with Section 1.2, Buyer will own good and valid title to the Purchased Stock, free and clear of all Liens (other than Liens under the Securities Act and state securities Laws).

3.4    No Violation; Consents. Except as set forth on Schedule 3.4, no consent, waiver, approval, Order, Permit or authorization of, or registration, qualification, designation, declaration, filing or waiting period with, or notification to, any Person or Governmental Body is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the Seller Documents, the compliance by such Seller with any of the provisions hereof and thereof, the consummation of the transactions contemplated hereby and thereby or the taking by such Seller of any other action contemplated hereby or thereby. The execution, delivery and performance by each Seller of this Agreement and the other Seller Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not conflict with or violate or result in a breach or default under (whether after giving of notice, lapse of time or both) (i) any provision of the Governing Documents of such Seller, (ii) subject to the applicable requirements of the HSR Act, any provision of any applicable Law, or (iii) any contract to which such Seller or its assets are bound, where in each case such conflict or violation would reasonably be expected to have an adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

3.5    Legal Proceedings. There are no pending or, to the Knowledge of each Seller, threatened Legal Proceedings against such Seller that seek to enjoin or prohibit, or that would reasonably be expected to hinder, delay or impair, such Seller’s performance of its obligations under this Agreement and any other Seller Documents. To the Knowledge of each Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as the basis for the commencement of any such Legal Proceeding.

3.6    Brokers. No Seller nor any Person or entity acting on its behalf has agreed to pay any commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any broker, agent, investment banker or any other entity or Person.

3.7    No Other Representations and Warranties. The representations and warranties of each of the Sellers contained in this ARTICLE 3 or in any Seller Document or certificate delivered by such Seller pursuant to this Agreement constitute the sole and exclusive representations and warranties of such Seller to Buyer regarding such Seller in connection with this Agreement and the transactions contemplated hereby. BUYER ACKNOWLEDGES AND AGREES THAT EACH SELLER DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT, ANY SELLER DOCUMENT AND ANY CERTIFICATE DELIVERED BY SUCH SELLER PURSUANT TO THIS AGREEMENT AS TO SELLER AND HIS, HER OR ITS BUSINESS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE), RESULTS OF OPERATION, AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SUCH SELLER FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS, OR MATERIAL MADE AVAILABLE TO BUYER IN THE ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY, OR SUCCESS OF THE COMPANY, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

As a material inducement to Sellers to execute and perform their obligations under this Agreement, Buyer and Parent, jointly and severally, hereby represent and warrant to Sellers, as of the date hereof and as of the Closing Date, as follows:

4.1    Organization. Each of Buyer and Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2    Authority. Each of Buyer and Parent has all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer and Parent, respectively in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer and Parent of this Agreement and each Buyer Document to which it is a party has been duly authorized by all necessary action on the part of Buyer and Parent and, upon execution and delivery at the Closing by all parties thereto, this Agreement and each of the other Buyer Documents will be legal, valid and binding agreements of Buyer and Parent enforceable against Buyer and Parent in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies.

4.3    No Violation/No Conflicts.

(a)    The execution, delivery and performance of this Agreement and Buyer Documents by Buyer and Parent, as applicable, will not conflict with or violate any Governing Document of Buyer or Parent, or conflict with, violate or result in a breach or default under any Order, Law or material Contract to which Buyer or Parent is a party or by which Buyer or Parent is bound that will materially and adversely affect Buyer’s or Parent’s ability to close the transactions contemplated by this Agreement.

(b)    Except as set forth on Schedule 4.3(b) and for such filings as may be required under the HSR Act, no filing or registration with, or Permit, authorization, consent or approval of, any Governmental Body or other Person is necessary to be obtained or made by Buyer or Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such filings, registrations, Permits, authorizations, consents or approvals that have been obtained or will be obtained on or before the Closing Date.

4.4    Brokers. None of Buyer, Parent, or any person or entity acting on their behalf has agreed to pay any commission, finder’s fee or similar payment in connection with this Agreement or any matter related hereto to any broker, agent, investment banker or any other entity or Person.

4.5    Legal Proceedings. There are no pending or, to the Knowledge of Buyer, threatened Legal Proceedings against Buyer or Parent that seek to enjoin or prohibit, or that would reasonably be expected to hinder, delay or impair, Buyer’s or Parent’s performance of its obligations under this Agreement and any Buyer Documents. To the Knowledge of Buyer, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as the basis for the commencement of any such Legal Proceeding.

4.6    Purchase for Investment. Buyer is acquiring the Purchased Stock for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution of the Purchased Stock. Each of Buyer and Parent has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Stock and has had an adequate opportunity to conduct an investigation of Sellers, the Company, and the Business. Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that the Purchased Stock has not been registered under the Securities Act, as amended, or qualified under applicable state securities Laws in reliance on exemptions therefrom and that the Purchased Stock may not be sold, transferred, offered for sale, assigned, pledged, hypothecated, or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation, or other disposition is pursuant to the terms of an effective registration statement, and the Purchased Stock are registered under the Securities Act or other applicable securities Laws.

4.7    Ability to Pay and Perform. As of the Closing Date, Buyer will have immediately available funds on hand in an amount sufficient to (a) pay the Purchase Price, and (b) perform all of its obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the Buyer Documents.

4.8    Solvency. Assuming that (x) the Company Group is solvent immediately prior to the Closing and (y) the condition set forth in Section 1.6(a) shall have been satisfied at the Closing, immediately after giving effect to the transactions contemplated hereby, each of Buyer and Parent shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer, Parent, or any Seller. In connection with the transactions contemplated hereby, neither Buyer nor Parent has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

4.9    Independent Investigation. Each of Buyer and Parent has conducted its own independent investigation, review, and analysis of the Company, HSW, the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company, HSW, and the Business for such purpose. Each of Buyer and Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation of the documents and data provided by the Company and the express representations and warranties of Company set forth in ARTICLE 2 of this Agreement, the Company Documents and any certificate delivered by the Company pursuant to this Agreement, and the Sellers set forth in ARTICLE 3 of this Agreement, the Seller Documents and any certificate delivered by Sellers pursuant to this Agreement (including, with respect to each, the related portions of the schedules); (b) none of Sellers, the Company, or any other Person has made any representation or warranty as to Sellers, the Company, HSW, the Business, or this Agreement, except as expressly set forth in ARTICLE 2 and ARTICLE 3 of this Agreement (including the related portions of the schedules), the Company Documents, the Seller Documents, and any certificate delivered by the Company or Sellers pursuant to this Agreement; and (c) none of Sellers, the Company, HSW, or any other Person acting on behalf of Sellers or the Company shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future condition (financial or otherwise) of the Company or the Business or the future business, operations, or affairs of the Company or the Business.

4.10    No Other Representations and Warranties. The representations and warranties of Buyer and Parent contained in this ARTICLE 4, the Buyer Documents and any certificate delivered by Buyer pursuant to this Agreement constitute the sole and exclusive representations and warranties of Buyer and Parent to the Sellers regarding Buyer and Parent in connection with this Agreement and the transactions contemplated hereby. THE SELLERS ACKNOWLEDGE AND AGREE THAT THE BUYER AND PARENT DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT, THE BUYER DOCUMENTS AND ANY CERTIFICATE DELIVERED BY BUYER OR PARENT PURSUANT TO THIS AGREEMENT AS TO BUYER, PARENT, AND THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE), RESULTS OF OPERATION, AND PROSPECTS, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING BUYER OR PARENT FURNISHED OR MADE AVAILABLE TO THE SELLERS AND THEIR REPRESENTATIVES (INCLUDING ANY INFORMATION, DOCUMENTS, OR MATERIAL MADE AVAILABLE TO THE SELLERS IN THE ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY, OR SUCCESS OF THE COMPANY, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

ARTICLE 5

COMPANY AND THE SELLERS’ COVENANTS AND AGREEMENTS

The Sellers and Company Group shall comply with the following covenants:

5.1    Conduct of the Business.

(a)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.1, except as otherwise provided for by this Agreement (including the disclosure schedules) or consented to in writing by the Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), the Company Group will, and the Sellers shall use their commercially reasonable efforts to cause (to the extent permitted by Law) the Company Group to, conduct the Business and the business of HSW in the ordinary course of business consistent with past practice, including, without limitation, using commercially reasonable efforts to (i) keep and maintain their assets in working condition and repair, normal wear and tear excepted, (ii) maintain the Business organization substantially intact, and (iii) preserve the goodwill of the regulators, customers, suppliers, contractors, licensors, employees, and others having business relations with the Company Group; provided that, the foregoing notwithstanding, the Company Group may use all available cash to pay any Seller Transaction Expenses or Indebtedness prior to the Closing.

(b)    From the date hereof until the earlier of the Closing Date or termination of this Agreement pursuant to Section 8.1, except as reasonably necessary to comply with applicable Law, as otherwise provided for by this Agreement, including without limitation as set forth on Schedule 5.1(b), or as consented to in writing by the Buyer (which consent will not be unreasonably or arbitrarily withheld, conditioned, or delayed), the Company Group will not and the Sellers will cause the Company Group not to, take any action which would be required to be disclosed on Schedule 2.8 pursuant to Section 2.8.

(c)    From the date hereof through the Closing Date, the Company Group shall not apply for or accept any funds pursuant to programs administered under the CARES Act (including the Paycheck Protection Program), or, except as set forth on Schedule 5.1(c), defer the payment of employment-related taxes under such programs, in each case without the prior written consent of Buyer.

5.2    Conditions. The Sellers and the Company Group will use commercially reasonable efforts to cause the conditions set forth in Section 1.6 to be satisfied as soon as practicable following the date hereof and consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 1.6 (other than those to be satisfied at the Closing).

5.3    Exclusive Dealing. From the date of this Agreement through the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, the Company Group and the Sellers will not, and shall use their commercially reasonable efforts to cause each of their respective Affiliates and their respective Representatives (including investment bankers) not to, directly or indirectly, or through any Person, take any action to encourage, initiate, solicit, facilitate or engage in discussions or negotiations with, or provide any non-public financial or proprietary information to, or enter into an agreement with, any Person (other than the Buyer, its Affiliates and its authorized Representatives) concerning any purchase of the Company Group’s equity securities or the Business or any merger, sale of substantially all of the assets of the Company Group, or similar transactions involving the Company Group or the Business (any of the foregoing transactions, (an “Acquisition Proposal”). The Company and the Sellers will, as of the date hereof, cease or cause to be terminated any existing activities or discussions with any Person (other than Buyer and its Affiliates) with respect to any Acquisition Proposal. If any of Sellers’ or the Company Group’s Representatives, in their capacity as such, take any action that the Sellers or the Company Group are obligated pursuant to this Section 5.3 to cause such Representatives not to take, then the Sellers and the Company Group shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

5.4    Access to Books and Records. From the date hereof until the earlier of the Closing or the date this Agreement is terminated pursuant to Section 8.1, the Company Group shall provide Buyer and its Representatives, at Buyer’s sole cost and expense, with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, books and records of the Company Group, MHM and the Business as Buyer shall from time to time reasonably request solely for reasonable business purposes relating to the consummation of the transactions contemplated hereby.

5.5    Related Party Contracts. The Sellers shall, and shall cause the Company Group and its respective Affiliates, as applicable, to, take such actions (which shall be reasonably satisfactory to Buyer) as may be necessary such that, as of the Closing, each Contract documenting a Related Party Transaction, other than those set forth on Schedule 5.5, shall be terminated and of no further continued force or effect. The Sellers shall, and shall cause the Company Group to, take such actions (which shall be reasonably satisfactory to Buyer) as are necessary to ensure that all intercompany payables and intercompany receivables between stockholders of the Company Group or MHM, on the one hand, and the Sellers or their Affiliates (other than the Company Group or MHM), on the other hand, are settled at or prior to the Closing.

5.6    Confidentiality. From and after the Closing for a period of three (3) years, each of the Sellers agrees to, and shall take reasonable measures to cause their Representatives and Affiliates to, treat and hold as confidential all of Buyer’s and the Company Group’s and MHM’s trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of contracts, operations, methods, supplier information and relationships, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of Buyer, the Company Group and MHM, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information and the organizational documents and other corporate records and information of Buyer, the Company Group and MHM (the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement, any ancillary agreement and the transactions contemplated hereby and thereby, and deliver promptly to Buyer, at Buyer’s request, all Confidential Information (and all copies thereof in whatever form or medium, other than copies held in archive or back-up systems in accordance with general systems archiving, backup, or document-retention policies) in its possession or under its control. Notwithstanding the foregoing, (i) Confidential Information shall not include information that, at the time of disclosure, is available publicly or by means other than a disclosure in breach of this Agreement or which is independently developed by the Sellers or any of their respective Affiliates, or their respective Representatives without use of or reference to the Confidential Information, and (ii) it is acknowledged and agreed that each Seller may (A) disclose and use the Confidential Information to advance any Seller’s rights under this Agreement or any ancillary agreement and (B) disclose the Confidential Information to such Person’s Representatives, so long as any such Representatives to whom disclosure is made (x) need to know such Confidential Information in connection with any matter related to the transactions contemplated hereby or under any ancillary agreement or any disagreement or dispute relating thereto or to prepare financial statements or prepare and file Tax Returns or other Tax filings, and (y) agree or are bound by obligations to keep all such Confidential Information confidential. In the event that the Sellers or any of their Representatives or Affiliates becomes legally compelled

(including pursuant to any stock exchange listing standard) to disclose any Confidential Information, such Person shall provide Buyer with prompt written notice of such requirement (to the extent legally permitted) so that Buyer may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with the provisions of this Section 5.6. In the event that a protective order or other remedy is not obtained or if Buyer waives compliance with this Section 5.6, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided (including pursuant to any stock exchange listing standard) and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

5.7    [RESERVED].

5.8    Section 280G. As promptly as practicable after the execution of this Agreement, the Company shall solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Buyer) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) promptly after execution of this Agreement, the Company shall deliver to Buyer waivers, in form and substance satisfactory to Buyer, duly executed by each Person who might receive any Section 280G Payment. The form and substance of all stockholder approval documents contemplated by this Section 5.8, including the waivers, shall be subject to the prior review and reasonable approval of Buyer.

5.9    R&W Insurance Policy. Prior to the Closing, the Company Group shall provide to the Buyer such cooperation reasonably requested by the Buyer that is necessary to obtain a buy-side representation and warranty insurance policy issued in the name of the Buyer or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

5.10    Dissolution of MHM. Prior to March 31, 2021, Sellers’ Representative shall provide evidence, in the form reasonably satisfactory to Buyer, of the dissolution of MHM.

5.11    Group Health Plan. Prior to Closing, the Company and HSW agree to take all reasonable measures to assist Buyer in establishing a new health insurance arrangement for the employees of the Company and HSW, as contemplated in Section 6.9.

ARTICLE 6

BUYER COVENANTS AND AGREEMENTS

The Buyer shall comply with the following covenants:

6.1    Make Records Available. From and after the Closing Date, the Buyer shall make available to the Sellers’ Representative and persons acting on behalf of the Sellers’ Representative, from time to time as Sellers’ Representative may reasonably request, copies of such of the records of the Company as may be reasonably required to enable Sellers to defend against claims related to or arising from ownership of the Purchased Stock or operation of the Business prior to the Closing Date; provided, however, that Sellers’ Representative agrees to hold such records in confidence, except to the extent required to defend such claims and to handle such audits, unless (i) readily ascertainable from public or published information or trade sources, (ii) already known or subsequently developed independently by Sellers, (iii) received from a third party not under an obligation to the Buyer to keep such information confidential, or (iv) required by any Law or Order, and to return the same to the Buyer promptly upon the conclusion of its use by Sellers’ Representative for the purposes herein specified. The Buyer shall cause the Company Group retain all such records and make them available to Sellers’ Representative for a period of six (6) years after the Closing Date, and, following such period, the Buyer will not, and will not permit the Company Group to, destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to Sellers’ Representative and offering to surrender to Sellers’ Representative such books and records or such portions thereof.

6.2    Confidentiality. The Buyer acknowledges and agrees that the information being provided to it in connection with this Agreement and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality and nondisclosure agreement among the Company and Paladina Health, LLC dated February 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference and which remain in full force and effect. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company Group. The Buyer acknowledges and agrees that any and all other information provided to it concerning Sellers shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

6.3    Director and Officer Liability and Indemnification.

(a)    For a period of six (6) years after the Closing, the Buyer will not, and will not permit the Company Group to, amend, repeal, or modify any provision in the Company’s or HSW’s articles of incorporation, bylaws, or other equivalent Governing Documents or other agreements in effect on the date hereof and listed on Schedule 6.3(a) relating to the exculpation, indemnification, or advancement of expenses of any current officers and directors (each, a “D&O Indemnified Person”) in any manner that would adversely affect the rights thereunder of such officers and directors (unless required by Law).

(b)    Effective as of the Closing Date, the Company Group shall obtain, at the expense of the Sellers (which shall be treated as a Transaction Expense), a non-cancelable tail insurance policy, for a period of six (6) years after the Closing Date, to provide insurance coverage on terms, with respect to coverage scope and exclusions and amount, that are no less favorable than those of such policy in effect on the date hereof for events, acts, or omissions occurring on or prior to the Closing Date for all Persons who were directors or officers of the Company Group on or prior to the Closing Date (the “D&O Tail

Policy”); provided, that the Company Group may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c)    In the event that all or substantially all of the assets of the Company Group are sold, whether in one transaction or a series of transactions, then the Buyer and the Company Group will, in each such case, ensure that the successors and assigns of the Buyer or the Company Group, as applicable, assume the obligations set forth in this Section 6.3. The provisions of this Section 6.3(c) will apply to all of the successors and assigns of the Company.

6.4    Conditions. The Buyer will use commercially reasonable efforts to cause the conditions set forth in Section 1.7 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 1.7 (other than those to be satisfied at the Closing).

6.5    Contact with Customers, Suppliers, and Other Business Relations. During the period from the date of this agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Buyer will not, and the Buyer shall direct its officers, employees, representatives, and agents not to, contact and communicate with the employees, customers or suppliers of the Company Group of either in connection with the transactions contemplated hereby without prior consultation with and written approval of the Company (not to be unreasonably withheld, conditioned or delayed).

6.6    R&W Insurance. Buyer shall purchase R&W Insurance, with such expense to be borne fifty percent (50%) by the Sellers (which shall be treated as a Transaction Expense) and fifty percent (50%) by the Buyer for Buyer’s benefit. Buyer shall make a one-time payment in full of R&W Insurance premiums, underwriting and due diligence fees, brokerage commissions, and other fees and expenses for the R&W Insurance (the “R&W Insurance Premium”). The R&W Insurance shall provide that the insurer shall have no, and shall waive and not pursue, any and all subrogation rights against Sellers except for fraud.

6.7    Employee Matters. Nothing contained in this Agreement shall confer upon any Company Service Provider, HSW Service Provider or MHM Service Provider any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Company Service Provider, HSW Service Provider or MHM Service Provider at any time following the Closing Date, with or without notice, or restrict Buyer in modifying any of the terms or conditions of employment of the Company Service Providers, HSW Service Providers or MHM Service Providers after the Closing.

6.8    Removal from Guaranties. From and after the date hereof, Buyer and Parent shall use commercially reasonable efforts to remove each Seller from any guaranty obligations set forth on Schedule 6.8 given with respect to the Business (the “Guarantees”) and enter into replacement guarantees with Parent or one of its Subsidiaries (each, a “Guarantor”) in form and substance reasonably satisfactory to Buyer. If Guarantor thereof has not entered into all such replacement guarantees on or prior to the Closing Date, then during the period from the Closing Date until

Guarantor enters into such replacement guarantees, Parent shall indemnify Sellers for any Losses incurred pursuant to the terms of the applicable Guarantees during such period. Notwithstanding anything in the foregoing to the contrary, in no event shall New Enterprise Associates or any of its Affiliates (other than Parent and its Subsidiaries) be obligated to take any actions, enter into any agreements or provide any surety in connection with the foregoing.

6.9    Group Health Plan. Buyer agrees that at and after Closing, the employees of the Company and HSW shall no longer participate in the same group health plan. Prior to Closing, Buyer, at its expense, shall either (i) establish a new self-insured group health plan to provide health care coverage as of Closing for the employees and COBRA beneficiaries of the Company, with employees and COBRA beneficiaries of HSW remaining on the current plan sponsored by the Company and HSW and the Company no longer remaining a participating employer; or (ii) with the cooperation and consent of the Company and HSW (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed), establish separate health plan coverage for employees of the Company and HSW under some other arrangement that is not a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA or by applicable state law). The parties shall take reasonable steps to seek to reduce disruption to employees, including, if consistent with the above and reasonably practicable, to (i) provide substantially similar coverage at the same cost to employees as the current group health plan, and (ii) maintain current year deductibles and out-of-pocket maximums (with amounts paid toward same to date).

ARTICLE 7

MUTUAL COVENANTS AND AGREEMENTS

7.1    Nondisclosure; Publicity. After the Closing, each of the Buyer and the Sellers’ Representative, together with their respective Affiliates, shall have the right to issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby upon obtaining the prior written approval of the Buyer and the Sellers’ Representative, as applicable. Notwithstanding the foregoing, each of the Parties may make any disclosure that is required by applicable Law; provided, however, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other parties hereto with respect to the text thereof. Each of Buyer and the Sellers agree that the terms of this Agreement shall not be directly or indirectly disclosed or otherwise made available to the public, except where such disclosure or availability is required by applicable Law and only to the extent required by such Law. Notwithstanding the foregoing, New Enterprise Associates shall have the right privately to deliver information relating to its own investment in the Company, including its investment return, solely to its Affiliates’ limited partners and prospective limited partners.

7.2    Regulatory Compliance.

(a)    Buyer and the Company Group each shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Bodies that may be or become necessary for its delivery of this Agreement and the performance of its obligations pursuant to this Agreement, each of which is listed on Schedule 7.2(a). Buyer and the Company Group shall cooperate fully with each other and with each of their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Buyer and the Company Group shall not willfully take or cause any other Person to take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, Buyer agrees to make, and Sellers agree to cause the Company Group to make, an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within two (2) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Body any additional information and documentary material that may be requested pursuant to the HSR Act, the costs of which shall be borne by Buyer.

(b)    Buyer is, and at all times through the Closing Date shall be, legally and otherwise qualified under all applicable Laws pertaining to competition and antitrust matters (“Antitrust Requirements”) to purchase, acquire and accept the Purchased Stock from Sellers and to control, acquire and operate the Business; provided, that nothing herein shall require such purchase, acquisition and acceptance of the Purchased Stock in accordance with the Antitrust Requirements if it materially decreases the value or benefits of the transactions contemplated by this Agreement to the Buyer. There are no facts or proceedings that are intended to disqualify or restrict Buyer under any Antitrust Requirements from purchasing, acquiring and accepting the Purchased Stock from Sellers or from controlling, acquiring of operating the Business.

(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Body or the staff or regulators of any Governmental Body, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers, Sellers’ Representative, or the Company Group with Governmental Bodies in the ordinary course of business, and also not including any disclosure that is not permitted by Law and any disclosure containing confidential information) shall be disclosed to the other Party hereunder a reasonable period in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Bodies or the staff or regulators of any Governmental Body, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

7.3    Further Assurances. From and after the Closing, the Parties agree to (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement, any ancillary agreement, and the other documents referred to in this Agreement.

ARTICLE 8

TERMINATION

8.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Buyer and the Company;

(b)    by the Buyer, if there has been a material violation, breach or failure to comply by the Company or the Sellers of any covenant, agreement, representation, or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing set forth in Section 1.7 and such violation or breach has not been waived by the Buyer or, in the case of a covenant or agreement breach, cured (if curable) by the Company or the Sellers, as applicable, within ten (10) Business Days following notice of such breach from Buyer to the Sellers’ Representative;

(c)    by the Company if there has been a material violation, breach or failure to comply by the Buyer of any covenant, agreement, representation, or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and the Sellers at the Closing set forth in Section 1.6 and such violation or breach has not been waived by the Company or cured (if curable) by the Buyer within ten (10) Business Days following notice of such breach from the Sellers’ Representative to the Buyer (provided, that the failure of the Buyer to deliver the full consideration payable pursuant to ARTICLE 1 under this Agreement at the Closing as required hereunder will not be subject to cure hereunder unless otherwise agreed to in writing by the Company); or

(d)    by either the Buyer or the Company if the transactions contemplated hereby have not been consummated by 5:00 P.M., Eastern Time, on the date that is sixty (60) days following the date of this Agreement; provided, that neither the Buyer nor the Company will be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Person’s breach of this Agreement is the direct and primary cause of failure of a condition precedent to the consummation of the transactions contemplated hereby.

8.2    Effect of Termination. In the event of the termination of this Agreement by either the Buyer or the Company as provided above, subject to the last sentence of this Section 8.2, the provisions of this Agreement will immediately become void and of no further force or effect (other than Section 5.6 (Confidentiality), this Section 8.2, and ARTICLE 11 (other than Section 11.13) hereof which will survive the termination of this Agreement in accordance with their terms); provided, however, that the Confidentiality Agreement will survive the termination of this Agreement in accordance with its terms, and there will be no liability on the part of any of the Parties to one another, except for Willful Breaches of the covenants and agreements contained in this Agreement prior to the time of such termination. Nothing in this Section 8.2 will be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement. Any claim which the Sellers may have in connection with a termination of this Agreement will be enforceable by the Company or Sellers’ Representative for the benefit of all such Persons. Notwithstanding anything to the contrary in this Agreement, prior to termination of this Agreement, Buyer shall be entitled, at its sole election, to settle any claims arising from or relating to this Agreement by consummating the transactions hereby in accordance with the terms of this Agreement.

ARTICLE 9

TAX MATTERS

9.1    Transfer Taxes. The Sellers shall bear the costs of any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Buyer shall prepare any Tax Returns with respect to such Transfer Taxes, and the Sellers’ Representative shall cooperate with the Buyer in the preparation of such Tax Returns.

9.2    Preparation of Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company and HSW for a Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (each, a “Buyer Prepared Tax Return”). All such Buyer Prepared Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of each of the Company and HSW, respectively, unless otherwise required by applicable Laws. Each Buyer Prepared Tax Return that is an income Tax Return (a “Buyer Prepared Income Tax Return”) shall be submitted to the Sellers’ Representative for the Sellers’ Representative’s review and comment at least twenty (20) days prior to the due date of such Buyer Prepared Income Tax Return (taking into account extensions). Buyer shall consider in good faith any reasonable comments that are submitted by the Sellers’ Representative (if any) to Buyer in writing within seven (7) days of the delivery of any such Buyer Prepared Income Tax Return to the Sellers’ Representative pursuant to the immediately preceding sentence. If any such comments are submitted to Buyer by the Sellers’ Representative, Buyer shall provide the Sellers’ Representative with a revised version of the applicable Buyer Prepared Income Tax Return for Sellers’ Representative’s review and consent (not to be unreasonably withheld, conditioned or delayed). If Sellers’ Representative does not consent to such revised Buyer Prepared Income Tax Return, it shall so notify Buyer thereof in writing within five (5) days of the delivery by Buyer of such Buyer Prepared Income Tax Return pursuant to the immediately preceding sentence, provided that such notice (a “Notice of Tax Return Dispute”) shall set forth in reasonable detail any item that the Sellers’ Representative reasonably disputes and the extent to which such item, as reflected in the Buyer Prepared Income Tax Return, is not in accordance with existing procedures, practices, and accounting methods of the Company or HSW, as applicable, and further provided that if the Sellers’ Representative does not timely provide such notice or comply with the foregoing requirements, such revised version of the Buyer Prepared Income Tax Return shall be deemed to be final and may be filed by Buyer. In the event that Sellers’ Representative submits a valid Notice of Tax Return Dispute to Buyer, the parties shall commence to negotiate in good faith, provided that if they are unable to resolve the relevant dispute within five (5) days of the delivery of the Notice of Tax Return Dispute, they shall submit the relevant items of dispute to the Independent Accountant and request that the Independent Accountant render a determination as to whether Sellers’ Representative’s position with respect to each disputed item is correct or not (i.e., in contrast to the position taken by Buyer and taking into consideration whether such item as prepared was in accordance with existing procedures, practices, and accounting methods of the Company or HSW, as applicable, unless otherwise required by applicable Law), with such determination to be made by the Independent Accountant as soon as practicable after its retention. Each of Buyer, the Sellers’ Representative and their respective agents and representatives shall cooperate with the Independent Accountant in furnishing such information as it may reasonably request and the Independent Accountant shall consider and make a determination only with respect to the items that the Sellers’ Representative has disputed in its Notice of Tax Return Dispute (except to the extent that other revisions must or reasonably should be made to consistently take any determinations by the Independent Accountant into account). The determination of the Independent Accountant with respect to each item shall be binding upon the parties and the relevant Buyer Prepared Income Tax Return shall be finalized and filed consistent therewith. The expenses of the Independent Accountant shall be borne equally by Buyer and the Sellers’ Representative, provided, however, that if all of the disputed items submitted to the Independent Accountant for its determinations are decided in favor of any one such party, the other party shall pay all of the expenses of the Independent Accountant. In the event that the Independent Accountant is unable to render its determinations with respect to a Notice of Tax Return Dispute prior to the date on which a Buyer Prepared Income Tax Return must be filed, Buyer shall file or cause to be filed such Buyer Prepared Income Tax Return as originally prepared by Buyer and, in the event that the Independent Accountant subsequently makes a determination in favor of the Sellers’ Representative, Buyer shall, within sixty (60) days of such determination, amend, or cause to be amended, the applicable Buyer Prepared Income Tax Return in a manner consistent with such determination of the Independent Accountant.

9.3    Straddle Periods. Any time it is necessary to apportion Taxes between a Pre-Closing Tax Period and a Post-Closing Tax Period, in the case of any Taxes that are payable by the Company, HSW or MHM for a Taxable Period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax related to the portion of such Straddle Period ending on and including the Closing Date shall (x) in the case of any Taxes not based upon or related to income, receipts, payments, proceeds, profits, payroll or similar items, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or related to income, receipts, payments, proceeds, profits, payroll or similar items, be deemed equal to the amount which would be payable if the relevant Taxable Period ended on and included the Closing Date based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable Period of any partnership (including MHM) or other pass-through entity or controlled foreign corporation (as defined in section 957 of the Code) in which any of the Company, HSW or MHM holds a beneficial interest shall be deemed to terminate at such time).

9.4    Tax Contests. Buyer shall notify the Sellers’ Representative within thirty (30) calendar days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes of the Company or HSW for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) (a “Tax Contest”); provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of the Sellers’ Representative pursuant to this Agreement, except to the extent that the Sellers are materially and adversely prejudiced as a result of such failure or delay. Buyer shall control, or cause the Company or HSW, as applicable, to control the conduct of any Tax Contest; provided, that if a Tax Contest relates solely to Taxes for which Sellers would be responsible under Section 10.1(a)(iii), the Sellers’ Representative shall have the right to assume control of such Tax Contest;

provided, further, that (i) Buyer, at its own cost and expense, shall have the right to participate in any such Tax Contest and the Sellers’ Representative shall cooperate with Buyer with respect to any such participation by Buyer, and (ii) the Sellers’ Representative shall not settle or dispose of any such Tax Contest without Buyer’s written consent, not to be unreasonably withheld, conditioned or delayed. If the Sellers’ Representative does not elect to control such Tax Contest, or for any other Tax Contest that relates to a Pre-Closing Tax Period for which the Sellers may be liable for the Taxes thereunder or any Tax Contest the settlement of which could otherwise adversely affect the Sellers, Buyer shall control such Tax Contest.

9.5    Cooperation. Buyer, the Company, HSW, and Sellers shall (and shall cause their respective Affiliates to) (i) reasonably assist in the preparation and timely filing of any Tax Return of the Company, HSW and MHM, (ii) reasonably assist in any audit or other action with respect to Taxes or Tax Returns of the Company, HSW and MHM, (iii) make reasonably available any information, records or other documents relating to any Taxes or Tax Returns of the Company, HSW and MHM, and (iv) provide any information necessary or reasonably requested to allow Buyer, the Company, HSW or MHM to comply with any information reporting or withholding requirements contained in the Code or any other applicable Law.

9.6    Termination of Tax-Sharing Agreements. All Tax-sharing agreements or similar arrangements with respect to or involving any of the Company, HSW and MHM shall be terminated prior to the Closing Date and, after the Closing Date, none of the Company, HSW or MHM shall be bound thereby or have any liability thereunder for amounts due in respect of periods (or portion thereof) ending on or before the Closing Date.

ARTICLE 10

INDEMNIFICATION

10.1    Indemnification of Buyer.

(a)    Subject to the limitations contained in this ARTICLE 10, Buyer, its Affiliates (including the Company Group and MHM following the Closing), and its successors, directors, managers, officers, employees, shareholders and agents (collectively, the “Buyer Indemnified Parties”) following the Closing shall be indemnified and held harmless as provided in this ARTICLE 10 from any and all Losses that any Buyer Indemnified Party may, directly or indirectly, suffer, sustain, become subject to or incur as a result of, arising from or relating to:

(i)    any misrepresentation in or breach of any representation or warranty of the Company Group, the Sellers’ Representative, or any Seller in this Agreement or in any schedule, certificate or instrument delivered pursuant hereto;

(ii)    any breach of any covenant or agreement of the Company Group, any Seller, or the Sellers’ Representative in this Agreement;

(iii)    (A) all Taxes (or the non-payment thereof) imposed on any of the Company, HSW and/or MHM for or attributable to a Pre-Closing Tax Period, (B) any Taxes of the Company, HSW and/or MHM imposed with respect to deferred revenues or prepaid amounts arising in any Pre-Closing Tax Period, regardless of when recognized for Tax purposes; (C) any and all Taxes of any Person imposed on any of the Company, HSW and/or MHM as a transferee or successor, by contract, indemnification agreement or otherwise, or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (D) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Company, HSW and/or MHM (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law; (E) any and all Taxes of any Seller; (F) any employment, payroll or other Taxes payable by any of the Company, HSW and/or MHM attributable to wages, compensation or other amounts payable with respect to a Pre-Closing Tax Period or pursuant to this Agreement including any such Taxes attributable to a Pre-Closing Tax Period that any of the Company, HSW and/or MHM has elected to defer pursuant to Section 2302 of the CARES Act, or any similar election under state or local Tax Law; (G) any and all Taxes of any of the Company, HSW and/or MHM with respect to amounts that are required to be taken into taxable income for any Tax Period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a Taxable Period (or portion thereof) ending on or prior to the Closing Date, including, without limitation, through the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, but in each case, such Taxes shall be calculated as if the only sources of taxable income, gain, deduction or loss for the entity for such Tax Period (or portion thereof) beginning after the Closing Date is (1) the taxable income or gain for such period (or portion thereof) associated with the change in method of accounting prior to the Closing Date and (2) any deduction actually taken by the entity in such Tax Period (or portion thereof) beginning after the Closing Date for any net operating loss carryforward amounts attributable to a Pre-Closing Tax Period (limited, for the avoidance of doubt, to the extent such net operating loss deduction can actually be deducted by such entity in such Tax Period after the application of any such limitations on the amount or use of such net operating loss carryforwards); and (H) any Transfer Taxes allocated to Sellers under Section 9.1; in each case, except to the extent such Taxes were taken into account as Indebtedness or as a liability in Working Capital (as finally determined pursuant to Section 1.3);

(iv)    any unpaid Transaction Expenses of the Company Group, MHM or Sellers and/or any unpaid Indebtedness that is not assumed by Buyer at the Closing;

(v)    any error in Annex I, or any allocation of the Purchase Price, Adjustment Escrow Amount, Indemnity Escrow Amount, Regulatory Permit Escrow Amount or the Aggregate Contingent Payment among the Sellers;

(vi)    any fraud on the part of the Company Group, MHM or the Sellers; and

(vii)    any Losses associated with the Company Group’s failure to obtain any approvals of any Governmental Bodies required by the Regulatory Permits.

10.2    Indemnification of the Sellers.

(a)    From and after the Closing, Buyer and Parent will indemnify, defend and hold the Sellers, including without limitation, all Affiliates and successors, directors, managers, officers, employees, and agents of the Sellers and the Company (collectively, “Seller Indemnified Parties”) harmless from any and all Losses that any Seller Indemnified Party may, directly or indirectly, suffer, sustain, become subject to or incur as a result of, arising from or relating to:

(i)    any misrepresentation in or breach of any representation or warranty made by Buyer or Parent in this Agreement or in any schedule, certificate or instrument delivered pursuant hereto;

(ii)    any breach of any covenant or agreement made by Buyer or Parent in this Agreement; and

(iii)    any fraud on the part of Buyer or Parent.

10.3    Limitations on Indemnification.

(a)    The Buyer Indemnified Parties shall not be entitled to recover any indemnifiable Losses under Section 10.1(a)(i) except to the extent that the aggregate amount of Losses for which the Buyer Indemnified Parties have delivered notice seeking indemnification hereunder exceeds $450,000.00 (the “Threshold”), and the Seller Indemnified Parties shall not be entitled to recover any indemnifiable Losses under
Section 10.2(a)(i) except to the extent that the aggregate amount of Losses for which the Seller Indemnified Parties seek or may seek indemnification hereunder exceeds the Threshold. In such event, the Seller Indemnified Parties, on the one hand, and Buyer Indemnified Parties on the other hand, shall only be entitled to recover any amount of such Losses in excess of the Threshold. The limitations of this Section 10.3(a) shall not apply to any claim for indemnification related to or arising from a misrepresentation in or breach of a Company Fundamental Representation, Seller’s Fundamental Representation, or Buyer Fundamental Representation.

(b)    Notwithstanding anything to the contrary in this Agreement, (i) subject to Section 10.3(g) and except for any claims for breach of a Company Fundamental Representation, a Seller’s Fundamental Representation, and any claims under Sections 10.1(a)(ii) through (a)(vii) (the “Excluded Matters”), all rights and entitlements of the Buyer Indemnified Parties in respect of indemnification or otherwise under or in connection with this Agreement shall be satisfied solely from the Indemnity Escrow Amount and the R&W Insurance, and none of the Sellers shall have any liability or obligations to Buyer whatsoever in respect thereof, (ii) each Seller, severally and not jointly, in the aggregate of all claims for indemnification shall not have any liability in respect of any Excluded Matters for an aggregate amount of Losses exceeding the proceeds actually received by such Seller under this Agreement, (iii) no Seller shall have any liability or obligation in respect of Losses that any Buyer Indemnified Party may suffer or incur as a result of any breach of representations and warranties contained in ARTICLE 3 that is attributable to a breach or other wrongful act of one or more other Sellers (it being understood and agreed that such other Seller(s) shall be solely responsible for such Losses), and (iv) Buyer will not have any liability under Section 10.2(a) for an aggregate amount of Losses exceeding the Purchase Price (as adjusted pursuant to Section 1.3).

(c)    (i) For the purpose of determining the amount of Losses for any breach of any representation or warranty by the Company Group contained in ARTICLE 2, or by any Seller contained in ARTICLE 3, such representations and warranties shall not be deemed qualified by any references to “materiality,” “Material Adverse Effect” or similar qualification. (ii) Payments by any Indemnifying Party pursuant to this ARTICLE 10 with respect to any Loss shall all be limited to the amount of such Loss as remains after deducting therefrom any indemnity, contribution, costs of collection or similar payment (in each case, net of any Taxes incurred in respect thereof) received or reasonably expected to be received by the Indemnified Party (or the Company Group) with respect to such claim. (iii) If any Buyer Indemnified Party should recover amounts from a Seller and any other source, including without limitation, the R&W Insurance that in the aggregate exceed (net of any Taxes incurred on such amounts) the amount of such Loss, then such Buyer Indemnified Party promptly shall pay over such excess amounts to the Sellers’ Representative. (iv) No Buyer Indemnified Party shall be entitled to duplicate indemnification recovery because the facts or conditions giving rise to an indemnification claim may constitute a breach of more than one representation, warranty, covenant or agreement under this Agreement. (v) No Buyer Indemnified Party shall be entitled to indemnification under Section 10.1 for any Losses if such Losses were taken into account in an adjustment to the Purchase Price pursuant to Section 1.3 or were otherwise paid or reimbursed pursuant to any other provision of this Agreement.

(d)    Attorney, consultant, and other professional fees and disbursements incurred by an Indemnified Party in connection with this ARTICLE 10 will be reasonable and based only on time actually spent, which will be charged at no more than such professional’s standard hourly rate.

(e)    Each of the Parties agrees to use commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses that are indemnifiable under this ARTICLE 10, including, without limitation, pursuing recovery under the R&W policy.

(f)    Buyer, on behalf of itself and each other Buyer Indemnified Party, acknowledges and agrees that the sole and exclusive remedy and source of indemnification under this ARTICLE 10 to any Buyer Indemnified Party shall be as follows: (i) for any claim related to and arising under Section 1.3 (Working Capital Adjustment), from funds then available in the Adjustment Escrow Account, then from the Sellers severally and not jointly as provided in Section 1.3(h); provided, that Buyer shall be entitled to recover from the Indemnity Escrow Account as set forth in Section 1.3(h); (ii) for any claim related to and arising under Section 10.1(a)(vii), from funds then available in the Regulatory Permit Escrow Account; (iii) for any claim under Section 10.1(a)(i) that arises from a breach of the Company Fundamental Representations, (A) first, from the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted, (B) second, under the R&W Insurance, and (C) third, from the Sellers severally and not jointly (subject to the limitations set forth in this ARTICLE 10); (iv) for any claim under Section 10.1(a)(i) that arises from a breach of a Seller’s Fundamental Representations, (A) first, from the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted, (B) second, under the R&W Insurance, and (C) third, from such Seller severally and not jointly (subject to the limitations set forth in this ARTICLE 10); (v) for any claim under Section 10.1(a)(ii) that arises from a breach of any covenant or agreement of the Company, from the Sellers severally and not jointly (subject to the limitations set forth in this ARTICLE 10); (vi) for any claim under Section 10.1(a)(ii) that arises from a breach of any covenant or agreement of a Seller, from such Seller severally and not jointly (subject to the limitations set forth in this ARTICLE 10); (vii) for any claim under Sections 10.1(a)(iii) through (a)(v), from the Sellers severally and not jointly (subject to the limitations set forth in this ARTICLE 10); and (viii) for any claim under Section 10.1(a)(i) which is not of the type described in clauses (ii) or (iii) above, (A) first, against the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted, and (B) second, against the R&W Insurance. Buyer, on behalf of itself and each other Buyer Indemnified Party, further acknowledges and agrees that the provisions of this Section 10.3(f) shall apply whether or not (X) Buyer obtains before, on, or after the Closing or maintains following the Closing, the R&W Insurance, (Y) the R&W Insurance is revoked, cancelled or modified in any manner after issuance, or (Z) any Buyer Indemnified Party makes a claim under the R&W Insurance and such claim is denied in whole or part by the insurer.

(g)    Notwithstanding anything to the contrary contained herein, and subject to the other limitations contained in this ARTICLE 10, in the event an Indemnified Party receives proceeds from the account holding the Indemnity Escrow Amount and/or insurance proceeds under the R&W Insurance, in either case, with respect to one or more claims for indemnification under Section 10.1(a)(i) in respect of a breach of one or more Excluded Matter (such proceeds received from all such claims, collectively, “Special Recovery Proceeds”), and after such recovery, Indemnified Parties make one or more claims for indemnification under Section 10.1(a)(i) for a breach of any representation or warranty that does not constitute any Seller’s Fundamental Representation or Company Fundamental Representation (each, a “General Rep Indemnification Claim”) and the amount of funds available to satisfy such General Rep Indemnification Claim in the Indemnity Escrow Amount together with the amount of insurance coverage then remaining under the R&W Insurance is insufficient to satisfy in full the aggregate amount of indemnifiable Losses attributable to such General Rep Indemnification Claims (any such unrecovered Losses, the “Excess Losses”), then, in each such case, and notwithstanding anything contained herein to the contrary, the Indemnifying Parties shall be obligated to indemnify and hold harmless (severally and not jointly, and subject to the limitations set forth in this ARTICLE 10) the Indemnified Parties pursuant to Section 10.1(a)(i) for such Excess Losses in an amount up to, but not exceeding the aggregate amount of the Special Recovery Proceeds.

10.4    Survival. The representations and warranties of the Company Group, Sellers, and Buyer made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the eighteen (18)-month anniversary of the Closing Date (the “Indemnity Release Date”). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

10.5    Indemnification Procedures.

(a)    A claim for indemnification for any matter shall be asserted by written notice from the Buyer Indemnified Party or the Company Indemnified Party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is sought (the “Indemnifying Party”) within the applicable survival period specified in this Agreement.

(b)    Any notice of a claim for indemnification under this Agreement shall state with reasonable specificity (i) the provision(s) of this Agreement with respect to which the claim is made, (ii) a good faith summary of the facts giving rise to the claim, and (iii) if (but only to the extent) ascertainable, a good faith estimate of the amount of the Losses asserted by reason of the claim (which estimate shall not be conclusive on the final amount of Losses for which the notifying party is entitled to indemnification). Any such notice delivered by an Indemnified Party may be supplemented by such Indemnified Party at any time, and such supplement shall be effective as of the date of the original notice. Promptly after receipt by an Indemnified Party of notice of any claim by a third party (a “Third-Party Claim”), the Indemnified Party shall, if an indemnification claim in respect of the Third-Party Claim is to be made against an Indemnifying Party, give notice to the Indemnifying Party of the Third-Party Claim, but neither the failure to so notify (whether timely or untimely) the Indemnifying Party, nor any deficiency in the indemnification notice, shall relieve the Indemnifying Party of any Liability it may have to any Indemnified Party, except to the extent, and solely to the extent, that the Indemnifying Party demonstrates that the defense of the Third-Party Claim is materially prejudiced by the delay or by the deficiency (it being understood that any claim must be given within the applicable time period set forth in Section 10.4). Within ten (10) Business Days after delivery of such written notice, if and only if the Indemnified Parties have sought indemnification pursuant to Sections 10.1(a)(ii), (iii), (v), or (vi), or Section 10.2, as applicable, the Indemnifying Party may elect (by written notice delivered to the Indemnified Party) to assume the defense, at its sole cost and expense, of the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (i) the Third-Party Claim relates to any indictment, Legal Proceeding, allegation, or investigation in a criminal matter; (ii) the Third-Party Claim primarily seeks an injunction or non-monetary or equitable relief against the Indemnified Party; (iii) the amount in dispute exceeds the maximum amount for which the Indemnifying Party can then be liable pursuant to this Agreement in light of the limitations on indemnification contained in this Article 10, if applicable; (iv) intentionally deleted; (v) the Indemnifying Party does not, upon assumption of such defense in accordance with this Section 10.5(b), conduct the defense of such Third-Party Claim actively and diligently (in which case, the Indemnifying Party shall cease to control such Third-Party Claim following notice thereof from the Indemnified Party); or (vi) such Third-Party Claim includes as the named parties in any such claim both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party or the Indemnified Party reasonably determines upon the opinion of counsel that representation of both parties by the same counsel would be prohibited by applicable codes of professional conduct. For the avoidance of doubt, if the Indemnifying Party has assumed the defense of a Third-Party Claim prior to the determination that any of the matters set forth in clauses (i) through (vi) above has occurred or is applicable (including if any of the matters set forth in clauses (i) through (vi) occurs subsequent to the Indemnifying Party’s assumption of the defense), the Indemnifying Party shall cease to control such Third-Party Claim upon notice thereof from the Indemnified Party. If the Indemnifying Party notifies the Indemnified Party of its election to so assume the defense, at its sole cost and expense, of the Third-Party Claim, the Indemnifying Party shall control the defense of the Third-Party Claim and shall not be liable to the Indemnified Party under this Agreement for any fees of other counsel subsequently incurred by the Indemnified Party in connection with the defense of the Third-Party Claim (it being understood, however, that the Indemnified Party shall be entitled to participate in all negotiations and proceedings related to the Third-Party Claim at its sole cost and expense). If (x) the Indemnifying Party does not provide written notice to the Indemnified Party of its election to assume such Third-Party Claim within such ten- (10) Business Day period, or (y) the Indemnifying Party is not entitled to assume, or is required to cease control of, the defense of such Third-Party Claim, the Indemnified Party shall be free to handle the prosecution or defense of such Third-Party Claim and will permit the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, to participate in such prosecution or defense and will provide the Indemnifying Party with reasonable access to all relevant information and documentation relating to the Third-Party Claim and the prosecution or defense thereof. If the Indemnified Party proceeds with the defense of such Third-Party Claim, all fees and expenses, including reasonable attorneys’ fees, relating to the defense of such Third-Party Claim shall be deemed to be Losses for which such Indemnified Party is entitled to indemnification hereunder. Notwithstanding the foregoing, Section 9.4 and not this Section 10.5(b) shall govern the defense of any Third-Party Claims pertaining to Taxes. The party not in control of the prosecution or defense of a Third-Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third-Party Claim. If an Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of the Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnified Party’s consent shall not be deemed to be unreasonably withheld, conditioned or delayed if, and the Indemnified Party may withhold its consent to, (A) any settlement that does not include a full and unconditional general release of all the claims against the Indemnified Party from all parties to the Third-Party Claim, and (B) any settlement that requires Buyer or any of its Affiliates to perform any covenant or refrain from engaging in any activity.

(c)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the time in which to appeal therefrom shall have expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third-Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party in accordance with this Agreement.

10.6    Escrow Release. On the Indemnity Release Date, the balance of the Indemnity Escrow Amount (less any amount subject to a Pending Claim) shall be released to the Sellers’ Representative (on behalf of Sellers) for further distribution to the Sellers in accordance with the portion of the Indemnity Escrow Account payable to the Sellers as set forth on Annex I. On the Regulatory Permit Release Date, the balance of the Regulatory Permit Escrow Amount (less any amount subject to a Pending Claim) shall be released to the Sellers’ Representative (on behalf of Sellers) for further distribution to the Sellers in accordance with the portion of the Regulatory Permit Escrow Account payable to the Sellers as set forth on Annex I. The maximum portions of the Indemnity Escrow Amount and the Regulatory Permit Escrow Amount payable to each Seller are set forth on Annex I. From time to time after the Closing Date, the Sellers’ Representative shall provide the Buyer with a revised Annex I as may be necessary in respect of the payment of any Indemnity Escrow Amount or any Regulatory Permit Escrow Amount from time to time, upon which the Buyer may conclusively rely (without investigation) without liability to the Buyer.

10.7    Exclusive Remedy. Except (i) in the case of intentional fraud, and (ii) equitable relief pursuant to Section 11.13, the sole and exclusive remedy for any claim arising out of a breach of any representation, warranty, covenant or other agreement set forth in this Agreement shall be a claim for indemnification pursuant to the terms, and subject to the limitations of, this Agreement, with amounts in the Adjustment Escrow Account (solely with respect to any adjustment to the Purchase Price pursuant to Section 1.3), the Indemnity Escrow Account (with respect to claims pursuant to this ARTICLE 10), the Regulatory Permit Escrow Account (solely with respect to claims pursuant to Section 10.1(a)(vii)) and the R&W Insurance (with respect to claims pursuant to this ARTICLE 10) as the sole sources of payment therefor except as otherwise set forth in Section 1.3(h) and
Section 10.3(f) above. Nothing in this Section 10.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.13.

ARTICLE 11

MISCELLANEOUS

11.1    Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth (5th) Business Day after being mailed by certified mail, return receipt requested, all postage prepaid, (c) the next Business Day after delivery to a nationally recognized overnight courier for next Business Day delivery, all fees prepaid, or (d) upon transmission of e-mail (with confirmation of receipt), in each case to the parties at the following addresses or e-mail (or to such other address or e-mail as such party may have specified by notice given to the other party pursuant to this provision):

If to the Company After Closing or to the Buyer: c/o Paladina Health Holdings, LLC 1400 Wewatta Street, Suite 350 Denver, CO 80202 Attn: Christopher Miller Email: Chris.Miller@paladinahealth.com with copies to:

New Enterprise Associates

2855 Sand Hill Road

Menlo Park, CA 94025

Attn: Mohamad Makhzoumi

Email: mmakhzoumi@nea.com

and

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn: Christian C. Nugent and Christopher A. Dwyer

Email: cnugent@goodwinlaw.com

            cdwyer@goodwinlaw.com

If to the Company Prior to Closing: Healthstat, Inc. 4651 Charlotte Park Drive, Suite 300 Charlotte, NC 28217 Attn: Warren Hutton Email: Warren.Hutton@healthstatinc.com	with copies to: Johnston, Allison & Hord, P.A. 1065 East Morehead Street Charlotte, NC 28204 Attn: Nick Kendall Email: nkendall@jahlaw.com

If to the Sellers or the Sellers’ Representative : HSSR LLC 4651 Charlotte Park Drive, Suite 450 Charlotte, NC 28217 Attn: Warren Hutton Email: Warren.Hutton@healthstatinc.com	with copies to: Johnston, Allison & Hord, P.A. 1065 East Morehead Street Charlotte, NC 28204 Attn: Nick Kendall Email: nkendall@jahlaw.com

If to the Seller Hart : Dr. Robert Eric Hart 367 6th St NW Hickory, NC 28601 Email: Eric.Hart@healthstatinc.com	with copies to: Johnston, Allison & Hord, P.A. 1065 East Morehead Street Charlotte, NC 28204 Attn: Nick Kendall Email: nkendall@jahlaw.com

11.2    Expenses. Except for the cost of the D&O Tail Policy, Transfer Taxes and fifty percent (50%) of the R&W Insurance Premium, which shall be the responsibility of the Sellers, and the HSR Act filing fee and fifty percent (50%) of the R&W Insurance Premium, which shall be the responsibility of Buyer, or as herein otherwise provided, the Sellers and Buyer shall bear their respective direct and indirect expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

11.3    Entire Agreement. As of the Closing Date this Agreement (including all, Annexes, Exhibits and Schedules to this Agreement, and the certificates, documents and instruments that are delivered pursuant to this Agreement, each of which are made a part of this Agreement by reference) contains the entire understanding of the parties with respect to the transactions contemplated hereby and shall supersede all other agreements and understandings between the parties, including any letter of intent, term sheet or confidentiality agreement entered into by the parties with respect to the transactions contemplated hereby.

11.4    Governing Law; Dispute Resolution, Jurisdiction and Venue. This Agreement and any disputes that arise out of or relate to this Agreement or the transactions contemplated hereby will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof. The parties hereto hereby irrevocably agree that, before any Party shall take any legal action with respect to any dispute, claim or legal rights under or in connection with this Agreement (other than in connection with any dispute, claim or legal or other equitable rights pursuant to which a Party seeks a temporary injunction), representatives of each party having the authority to settle such claim (being the Sellers’ Representative with respect to the Sellers) shall meet in person twice, not less than three (3) Business Days apart for the purpose of resolving such dispute or claim. The requirements of the foregoing sentence will not apply (x) if any such meeting will jeopardize any party’s ability to timely make a claim or exercise any legal right prior to the expiration of the statute of limitations or survival period applicable to such claim or legal right, or (y) the party seeking to take legal action has notified the other parties of the intent to take such action and to meet in person, and the meetings have not taken place within twenty (20) days after the date of such notice although the party seeking to take legal action has made one or more of it representatives having authority to settle the claim available for such meetings on a commercially reasonable basis. The parties hereto hereby irrevocably submit to the exclusive jurisdictions of the Delaware Court of Chancery or Federal courts of the United States of America located in the State of Delaware and any appellate court from any thereof, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in any such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any term or other provision of this Agreement (or the application of any term or provision of this Agreement to any person or circumstance) shall be held by a court of competent jurisdiction to be invalid, inapplicable, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement (or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable) shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon determination that any term or other provision is invalid, inapplicable, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

11.6    Amendments. No amendment of this Agreement shall be effective unless in writing and signed by each of the Buyer, the Company, and the Sellers’ Representative.

11.7    Extension of Time; Waiver. Any Party may, for itself only, (a) extend the time for the performance of any of the obligations of any other Party contained herein, (b) waive any breach of the representations and warranties of any other Party contained herein, or (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. No such extension or waiver shall be binding unless executed in writing by the Party making the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No failure or delay of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, and no single or partial exercise of any right or remedy will preclude any other or further exercise of the same, or of any other right or remedy.

11.8    Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by facsimile or portable document format (pdf)), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and which the parties intend for all purposes to be a written execution hereof.

11.9    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (by operation of Law, merger or otherwise) by any Seller, the Company Group or Buyer without the prior written consent of Buyer, the Company or the Sellers, as applicable, and any purported assignment or delegation in violation hereof will be null and void, except that Buyer and, after the Closing, the Company Group, upon written notice to Sellers’ Representative, may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Buyer or the Company Group, as applicable, now in, or hereinafter to come into, existence, or to any Person to which Buyer, the Company Group or any of their respective Affiliates make a transfer of all or substantially all of the Business. Upon any such permitted assignment, the references in this Agreement to a party shall also apply to any such assignee unless the context otherwise requires.

11.10    Third-Party Beneficiaries. This Agreement is not intended to confer any rights or benefits on any Person other than the Parties hereto and, to the extent provided above herein, Buyer Indemnified Parties and the Seller Indemnified Parties.

11.11    Construction. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement: (a) the words such as “herein,” “hereinafter,” “hereby,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (b) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (c) the word “or” is not exclusive; (d) whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; (e) any reference in this Agreement to “$” or “Dollars” shall mean U.S. dollars; and (f) any document uploaded to the electronic data room established by Intralinks on behalf of the Company at least two (2) days prior to the date of this Agreement, with respect to which Buyer or its Representatives has had reasonable access will be considered “made available”, “delivered” or “provided” to Buyer. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Annexes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Annexes and Exhibits attached to, this Agreement; (y) to a Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, the Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Unless the context otherwise requires, references herein to the “Company Group” shall mean the Company, HSW, or any of them, as applicable.

11.12    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13    Specific Performance; Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder,

including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at Law or in equity.

11.14    The Sellers’ Representative.

(a)    The Sellers hereby irrevocably nominate, constitute and appoint HSSR LLC as the Sellers’ Representative and as the agent and true and lawful attorney-in-fact of Sellers individually and jointly, with full power of substitution and appointment of a successor, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in the Sellers’ Representative’s sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement or Escrow Agreement, including, without limitation, in connection with (i) the Working Capital Adjustment pursuant to Section 1.3, (ii) any Tax matters as described in ARTICLE 9, (iii) the Adjustment Escrow Account, the Indemnity Escrow Account and the Regulatory Permit Escrow Account, (iv) the amount of the Aggregate Contingent Payment, or (v) any claim for indemnification, compensation or reimbursement under this Agreement (collectively, the “Representative Matters”).

(b)    The Sellers irrevocably grant to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Sellers (in the name of such Seller or otherwise) any and all documents that the Sellers’ Representative may, in Sellers’ Representative’s sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Sellers’ Representative may, in the Sellers’ Representative’s sole discretion, determine to be appropriate, in performing the Sellers’ Representative’s duties as contemplated by Section 11.14(a), including without limitation:

(i)    to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, all such documents as may be deemed by the Sellers’ Representative, in his sole discretion, to be appropriate to consummate or relating to the transactions contemplated by this Agreement or the Escrow Agreement;

(ii)    to endorse and to deliver on behalf of such Seller, irrevocable stock powers representing the Company Stock;

(iii)    to: (X) dispute or refrain from disputing, on behalf of such Seller, any claim made by the Buyer or any other Person under or relating to this Agreement or the transactions contemplated hereby; (Y) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (Z) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy;

(iv)    to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications deemed by the Sellers’ Representative, in his sole discretion, to be necessary or appropriate under or relating this Agreement and Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(v)    to enforce, on behalf of such Seller, any claim against the Buyer arising under or relating to this Agreement or the transactions contemplated hereby;

(vi)    to engage attorneys, accountants and agents at the expense of such Seller;

(vii)    to amend this Agreement or the Escrow Agreement (other than this Section 11.14) or any of the instruments to be delivered to the Buyer by such Seller pursuant to this Agreement or the Escrow Agreement or any of the transactions contemplated hereby or thereby;

(viii)    to receive notices and communications pursuant to this Agreement or the Escrow Agreement; and

(ix)    to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Sellers’ Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of this Agreement or the Escrow Agreement, including, without limitation, paying, releasing or distributing any or all of the Adjustment Escrow Account, the Indemnity Escrow Account, and the Regulatory Permit Escrow Account balance or otherwise paying Losses hereunder.

(c)    Notwithstanding anything to the contrary contained in this Agreement or in any other contract executed in connection with the transactions contemplated hereby, and notwithstanding any disagreement or dispute among the Sellers, or between one or more of Sellers and the Sellers’ Representative, Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all Representative Matters, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative with respect to any Representative Matters, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative with respect to any Representative Matters, as fully binding, final and conclusive upon such Seller.

(d)    All authority of the Sellers’ Representative granted hereunder, including without limitation, the power of attorney granted in Section 11.14(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the dissolution, death or incapacity of any Seller and continue until all rights and obligations of all Sellers have expired, been terminated or fully performed.

(e)    If (x) the Sellers’ Representative shall die, become disabled, resign or otherwise be unable to fulfill his, her or its responsibilities as agent of the Sellers, or (y) the Sellers’ Representative is removed by the Sellers holding at least a majority of the Company Stock outstanding immediately prior to Closing, then Sellers holding at least a majority of the Company Stock outstanding immediately prior to Closing shall, within ten (10) days after such removal, death or disability, appoint a successor agent for the Sellers by vote of the Sellers holding at least a majority of the Company Stock outstanding immediately prior to Closing and, promptly thereafter, the Sellers holding at least a majority of the Company Stock outstanding immediately prior to Closing shall notify Buyer of the identity of such successor. Any such successor shall become the “the Sellers’ Representative” for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time, all references herein to Sellers’ Representative shall be deemed to refer to the Sellers.

(f)    All expenses incurred by Sellers’ Representative in connection with the performance of his duties as Sellers’ Representative shall be borne and paid exclusively by the Sellers out of their own funds. The Sellers jointly and severally indemnify and hold harmless the Sellers’ Representative for any and all claims debts, losses or other liabilities of any sort whatsoever incurred by the Sellers’ Representative in connection with actions taken or omitted as Sellers’ Representative, including without limitation, claims by one or more of Sellers, and excluding only claims, losses and liabilities based upon a finding by a court of competent jurisdiction that the Sellers’ Representative committed fraud in execution of his duties as Sellers’ Representative that caused such losses or liabilities. All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the termination of this Agreement.

(g)    Sellers’ Representative represents and warrants to the Company and Buyer that (i) Sellers’ Representative has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery by Sellers’ Representative of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Sellers’ Representative, and no other authorization or consent of Sellers’ Representative or its equityholders is necessary, and (iii) this Agreement has been duly executed and delivered by Sellers’ Representative, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Sellers’ Representative, enforceable against Sellers’ Representative in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

11.15    Releases.

(a)    Effective upon the Closing, (i) each Seller, on behalf of itself and each of their respective Affiliates, successors and assigns (collectively, the “Seller Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases the Company Group, their current and former Subsidiaries, and each of their respective Representatives (collectively, the “Released Parties”) from any and all Liabilities to such Seller Releasers that arose at or prior to the Closing, or as a result of facts or circumstances occurring prior to the Closing, of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, accrued or unaccrued, direct or indirect, due or to become due, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, whether written or oral, or otherwise at law or in equity, which any of the Seller Releasers has had, now has, or may have in the future against the Released Parties, and (ii) each Seller, on behalf of itself and each of the Seller Releasers, hereby irrevocably agrees that it shall not, and it shall cause each such Seller Releaser not to, seek to recover any amounts in connection therewith or thereunder from any Released Party. Notwithstanding the foregoing, each Seller Releaser retains, and does not release (x) its rights and interests under this Agreement or any of the other agreements contemplated hereby and executed and delivered in connection herewith, (y) any Seller Releaser’s rights to indemnification and/or advancement of expenses in such Seller Releaser’s capacity as an officer, director or manager of the Company, or (z) to the extent any Seller Releaser is an employee of any Released Party, any claims for ordinary course base compensation for the payroll period which includes the Closing Date.

11.16    Conflict Waiver; Attorney-Client Privilege.

(a)    Each of the parties hereto acknowledges and agrees, on its own behalf, and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates that:

(i)    Johnston, Allison & Hord, P.A. has acted as counsel to Sellers’ Representative and its Affiliates (individually and collectively, the “Seller Group”) and the Company Group in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company Group to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company Group by Johnston, Allison & Hord, P.A. (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)    Buyer shall not, and shall cause the Company Group not to, seek or have Seller Group Law Firm disqualified from any such representation based upon the prior representation of the Company Group by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.16 shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)    All communications between the Seller Group or the Company Group, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Deal Communications”) shall be deemed to belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company Group. Accordingly, Buyer and the Company Group shall not have access to any Deal Communications or to the attorney work product of Seller Group Law Firm relating to such engagement from and after Closing. All Deal Communications that are attorney-client privileged (the “Privileged Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Group, shall be controlled by the Sellers’ Representative on behalf of the Seller Group, and shall not pass to or be claimed by Buyer or any of its Subsidiaries (including the Company Group). Without limiting the generality of the foregoing, from and after the Closing, (i) to the extent that attorney work product of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company Group) shall hold such property rights, and (ii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or attorney work product related to the Deal Communications to Buyer or the Company Group by reason of any attorney-client relationship between Seller Group Law Firm and the Company Group or otherwise; provided, that, to the extent any communication is both related and unrelated to this Agreement and the transactions contemplated hereby, Seller Group Law Firm shall provide (and the Sellers’ Representative, for and on behalf of the Sellers, shall instruct Seller Group Law Firm to provide) appropriately redacted versions of such communications, attorney work product to Parent or its Affiliates, including the Company Group. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company Group), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company Group) may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company Group) may waive such privilege without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company Group) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Deal Communications, to the extent (x) permitted by applicable Law, and (y) advisable by Buyer’s counsel, then Buyer shall immediately (and, in any event, as promptly as practicable) notify Sellers’ Representative in writing so that Sellers’ Representative can seek a protective order (at the sole expense of the Sellers).

(c)    This Section 11.16 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

(d)    The foregoing waiver and acknowledgement of retention of control will not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and thereby, or the subject matter hereof or thereof, or to communications with any Person other than the Seller Group.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:	PALADINA DPC HOLDING CO., LLC

	By:	/s/ Christopher Miller

	Name:	Christopher Miller

	Title:	Chief Executive Officer

PARENT:	PALADINA HEALTH HOLDINGS, LLC

	By:	/s/ Christopher Miller

	Name:	Christopher Miller

	Title:	Chief Executive Officer

[signatures continue on following page(s)]

COMPANY:	HEALTHSTAT, INC.

	By:	/s/ David L. Dale, Jr.

	Name:	David L. Dale, Jr.

	Title:	CEO

HSW:	HEALTHSTAT WELLNESS, INC.

	By:	/s/ Warren A. Hutton

	Name:	Warren A. Hutton

	Title:	Asst. Sec.

SELLERS:	/s/ David L. Dale, Jr.
David L. Dale, Jr.

CROCKETT DALE FAMILY, LLC

	By:	/s/ David L. Dale, Jr.
David L. Dale, Jr., Manager

ROBERT ERIC HART REVOCABLE TRUST

	By:	/s/ Robert Eric Hart
Dr. Robert Eric Hart, Trustee

/s/ Robert Eric Hart
Dr. Robert Eric Hart
/s/ Warren A. Hutton
Warren A. Hutton
/s/ Susan C. Kinzler
Susan C. Kinzler

/s/ Brian L. Haverdink Brian L. Haverdink

SELLERS’ REPRESENTATIVE:	HSSR LLC

	By:	/s/ Warren A. Hutton
Warren A. Hutton, Manager

SELLER HART:		/s/ Robert Eric Hart
Dr. Robert Eric Hart

BUYER DESIGNEE:		/s/ Tobias Barker, M.D.
Dr. Tobias Barker

Annex I

Payment Spreadsheet

Annex II

Certain Definitions

1.

The term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person.

2.	The term “Buyer Designee” means a licensed medical professional permitted by Law to own the HSW Stock and designated by Buyer prior to the HSW Closing.

3.	The term “Business” means the business currently conducted by the Company Group as of the date hereof.

4.	The term “Business Day” means a day on which the banks in New York, New York are legally authorized to be open for business.

5.	The term “Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization) and Section 4.2 (Authority).

6.	The term “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act for 2020.

7.

The term “Cash” means, with respect to any Business Day in question, the sum of all cash, cash equivalents and marketable securities owned by the Company and HSW, as computed in accordance with GAAP (reduced by Restricted Cash) to the extent such cash, cash equivalents and marketable securities are not Restricted Cash on such Business Day.

8.	The term “Class A Stock” means Class A Voting Common Stock of the Company.

9.	The term “Class B Stock” means Class B Non-Voting Common Stock of the Company.

10.

The term “Closing Cash Consideration” means the aggregate amount of (i) One Hundred and Twenty-One Million Dollars ($121,000,000), minus (ii) the Rollover Amount, minus (iii) the Earnout Amount, plus (iv) the Closing Cash, determined in accordance with Section 1.3(c), minus (v) the Closing Indebtedness, determined in accordance with Section 1.3(c), minus (vi) the Closing Transaction Expenses, determined in accordance with Section 1.3(c), and either plus (vii) the amount, if a positive number, by which the Closing Working Capital, determined in accordance with Section 1.3(c), is greater than the Target Upper Working Capital or minus (viii) the amount, if a positive number, by which the Target Lower Working Capital is greater than the Closing Working Capital, determined in accordance with Section 1.3(c), if any, minus (ix) $1,000.

11.	The term “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

12.

The term “Company Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Capitalization), Section 2.6 (Authority), Section 2.19 (Taxes), and Section 2.24 (Financial Advisors).

13.	The term “Company Group” means, collectively, the Company and HSW. For the avoidance of doubt, MHM shall not be considered a Subsidiary of the Company or part of the Company Group.

14.	The term “Company Stock” means Class A Stock and Class B Stock.

15.

The term “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, purchase order, task order, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether oral or written.

16.

The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

17.	The term “Earnout Amount” means Thirty-One Million Dollars ($31,000,000).

18.

The term “Environmental Law” means any Law as now or hereafter in effect in any way relating to protection of the environment or natural resources, including those Laws relating to the storage, handling and use of Hazardous Material; those Laws relating to the presence, use, manufacturing, refining, production, generation, handling, recycling, transfer, processing, treatment, storage, transport, disposal, distribution, importing, labeling, testing or other management of Hazardous Material; those Laws relating to the Release, threatened Release, reporting, discharge, investigation, remediation, control, cleanup or other action or failure to act involving Hazardous Material; those Laws relating to the protection of threatened or endangered species or environmentally sensitive areas; and those Laws relating to the reporting or control of greenhouse gas emissions. Environmental Law includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

19.

The term “Environmental Liabilities” means any and all Liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and post-judgment interest, attorney fees and other legal fees (a) arising under or in connection with any Environmental Laws or (b) pursuant to any claim by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, investigation, remediation, monitoring or similar costs or expenses incurred or asserted by such Governmental Body or Person pursuant to common law or statute arising out of the presence, use, manufacture, generation, handling, treatment, storage, disposal, discharge, leak, Release, transportation or other use of any Hazardous Material.

20.	The term “Environmental Permit” means any Permit required by Environmental Laws for the occupation of the Company Group’s and MHM’s facilities or the operation of the Business.

21.	The term “ERISA” means the Employee Retirement Income Security Act of 1974.

22.

The term “ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

23.	The term “Estimated Closing Working Capital Shortfall” means the amount, if a positive number, by which the Target Lower Working Capital is greater than the Estimated Closing Working Capital.

24.	The term “Estimated Closing Working Capital Surplus” means the amount, if a positive number, by which the Estimated Closing Working Capital is greater than the Target Upper Working Capital.

25.

The term “Federal Health Care Program” means Medicare, TRICARE, Medicaid, other similar federal, state and local programs for which the federal government pays, in whole or in part, directly or indirectly, for the provision of services or goods to beneficiaries of the applicable program.

26.	The term “Fundamental Representations” means the Company Fundamental Representations, Seller’s Fundamental Representations, and Buyer Fundamental Representations.

27.	The term “GAAP” means United States generally accepted accounting principles.

28.

The term “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its structure and internal affairs. For example, the Governing Documents of a limited liability company formed under the Laws of one of the states of the United States are its certificate (or articles) of formation and limited liability company agreement or operating agreement currently in effect. With respect to HSW, the Governing Documents shall also include any “friendly PC”-model documents, including the management services agreement, loan agreement, and Succession Agreement.

29.

The term “Governmental Body” means any competent government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign or domestic, federal, state or local or any legislature, agency, bureau, branch, department, division, commission, quasi-governmental body or other instrumentality or authority thereof, or any court, tribunal, justice or arbitrator (public or private).

30.

The term “Government Contract” means any Contract, including any individual task order, delivery order, purchase order or blanket purchase agreement, between (a) a member of the Company Group or MHM, on the one hand, and any Governmental Body, on the other, or (b) a member of the Company Group or MHM, on the one hand, and any prime contractor, higher tier subcontractor to any Governmental Body, on the other, by which a member of the Company Group or MHM agrees to provide goods or services that will ultimately be delivered to or otherwise benefit such Governmental Body.

31.

The term “Hazardous Material” means any substance, material or waste that is regulated because of its effect or potential effect on public health, worker/occupational health and safety, or the environment, including any material, substance or waste that is recycled, or that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “solid waste,” “pollutant or contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, asbestos, asbestos-containing material, mold, radiation, urea formaldehyde and polychlorinated biphenyls.

32.

The term “Health Care Laws” means all applicable Laws relating to the provision of health care services, patient health information, patient abuse, the quality and medical necessity of medical care, rate setting, equipment, personnel, corporate practice of medicine, and fee splitting and telemedicine/telehealth services (provided in-state or out-of-state).

33.

The term “HIPAA” means U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160, 162 and 164), and the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D) as amended by the HITECH Act, the 21st Century Cures Act (Pub. L. 114-255), and as otherwise may be amended from time to time by Congress and/or rulemaking authority of the Secretary of the Department of Health and Human Services.

34.	The term “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

35.	The term “HSW Stock” means shares of stock of HSW.

36.

The term “Indebtedness” means, without duplication, all obligations (a) (including in respect of principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any) and other fees and charges) of the Company and HSW (i) in respect of indebtedness of such Person for money borrowed or issued in substitution for or exchange of indebtedness for money borrowed, including, for the avoidance of doubt, any indebtedness incurred under the CARES Act (including the Paycheck Protection Program) and the Company’s line of credit with Truist (formerly BB&T); (ii) for indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) under leases required to be capitalized in accordance with GAAP; (iv) for the reimbursement of any obligor with respect to amounts drawn on any letter of credit, banker’s acceptance, surety bond, performance bond or similar credit transaction; (v) under interest rate or currency swap transactions or other hedging, forward and derivate arrangement (valued at the termination value thereof); (vi) for the deferred purchase price of property or services, including any earn-out, seller-notes, holdbacks, installment obligations or deferred settlement payments (whether or not contingent), but excluding ordinary course trade payables, and including outstanding amounts due pursuant to that certain Contract Assignment, License and Purchase Agreement, dated as of February 4, 2020, by and between Sentry and the Company; (vii) for conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (viii) to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person or any warrants, rights or options to acquire such equity interests; (ix) for all accrued and unpaid, and incurred and unpaid, Taxes of such Person for Pre-Closing Tax Periods, which shall also include for this purpose (A) any Taxes deferred pursuant to Section 2302 of the CARES Act (or any similar provision of federal, state, local or non-U.S. Law), (B) any Taxes that will be imposed with respect to deferred revenue or prepaid amounts arising in any Pre-Closing Tax Period, and (C) all Taxes with respect to any amounts that are required to be taken into taxable income for any Tax Period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a Taxable Period (or portion thereof) ending on or prior to the Closing Date, including, without limitation, through the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Closing, but in each case, such Taxes shall be calculated as if the only sources of taxable income, gain, deduction or loss for the entity for such Tax Period (or portion thereof) beginning after the Closing Date is (1) the taxable income or gain for such period (or portion thereof) associated with the change in method of accounting prior to the Closing Date and (2) any deduction actually taken by the entity in such Tax Period (or portion thereof) beginning after the Closing Date for any net operating loss carryforward amounts attributable to a Pre-Closing Tax Period (limited, for the avoidance of doubt, to the extent such net operating loss deduction can actually be deducted by such entity in such Tax Period after the application of any such limitations on the amount or use of such net operating loss carryforwards); provided, however, that the amount set forth in this clause (C) shall not be less than zero; (x) for all obligations relating to any accrued interest, fees, costs, expenses, premiums, penalties, make-whole payments, “breakage costs” and other similar obligations owed in respect of any outstanding Indebtedness or that may become payable as a result of the consummation of the transactions contemplated by this Agreement (except, for the avoidance of doubt, to the extent accounted for in Transaction Expenses); (xi) relating to obligations that are required to be reflected as debt obligations in accordance with the Accounting Principles; (xii) for unpaid amounts under any settlement agreements entered into by any Company and HSW prior to Closing, including, for the avoidance of doubt, the settlement agreement with Pro-Change Behavior Systems, Inc. and/or its Affiliates; (xiii) to the extent unpaid as of immediately prior to the Closing Date, for the aggregate amount of the Company’s and HSW’s obligations for accrued but unpaid bonus payments in respect of fiscal year 2020 (including the employer’s portion of any social security, Medicare, FUTA or any other payroll Taxes associated with any such amounts; (xiv) under any commitments for capital expenditure included in accounts payable, notes payable and other payables of the Business; (xv) for any deferred revenue, unearned revenue, prepaid deposits and performance guarantee liabilities, cash received by the Company and HSW that is subsequently used for clinic build outs for new clients and prepaid flu shot deposits; (xvi) for any paid time off, including vacation, personal and sick days, accrued but unused by employees of the Company and HSW prior to the Closing under any Plan; (xvii) intentionally deleted; (xviii) for any declared but unpaid dividends or distributors, (xix) relating to any unpaid self-insurance medical claims and any insurance incurred but not reported (IBNR) reserves; and (xx) for any liabilities accrued in connection with the 401(k) Plan; (b) all obligations of the type referred to in clause (a) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, including guarantee obligations of any client of the Business; and (c) all obligations of the type referred to in clauses (a) and (b) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). Notwithstanding the foregoing, to the extent there is any Restricted Cash associated with any item described above, such amount shall be netted against the corresponding item of Indebtedness.

37.

The term “Intellectual Property” means all of the following, as they exist in any jurisdiction throughout the world: (a) patents, patent applications of any kind and patent rights; (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all registrations and applications for registration of any of the foregoing; (c) copyrights in both published and unpublished works and registrations and applications for registration of any of the foregoing; (d) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, proprietary business information, plans, Technology and business, financial, sales and marketing plans) and rights under applicable trade secret law in the foregoing; (e) rights of publicity and privacy and data protection rights; and (f) any and all other intellectual property rights and/or proprietary rights recognized by law.

38.	The terms “Knowledge” and “known” and words of similar import mean:

(a)    with respect to the Company Group, MHM and the Sellers: the Company Group and the Sellers will be deemed to have “Knowledge” of a particular fact, circumstance, event or other matter, and the particular fact, circumstance, event or other matter will be deemed to be “known” by the Company Group, MHM or the Sellers, as applicable, if one or more of the Company Knowledge Parties has actual knowledge of such matter after reasonable inquiry of his or her direct reports; David L. “Crockett” Dale, Jr., Dr. Robert Eric Hart, Warren A. Hutton, and Susan C. Kinzler are the “Company Knowledge Parties”; and

(b)    with respect to Buyer: Buyer will be deemed to have “Knowledge” of a particular matter, and the particular fact, circumstance, event or other matter, and the particular fact, circumstance, event or other matter will be deemed to be “known” by Buyer, if one or more of any director, the President, or the Chief Financial Officer of Buyer, or the employee of Buyer directly responsible for leading the transaction to be consummated through this agreement (“Buyer Knowledge Parties”) has actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of his or her direct reports.

39.

The term “Law” means any foreign, federal, state or local law (including common law), constitution, convention, statute, code, ordinance, rule, regulation, treaty, Order or other requirement that is enacted, adopted, promulgated or applied by any Governmental Body.

40.

The term “Legal Proceeding” means any judicial, administrative or arbitral action, petition, pleas, charge, complaint, suit, demand, litigation, arbitration, mediation, hearing, proceeding or claim (including any counterclaim) by or before a Governmental Body.

41.

The term “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, absolute or contingent, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

42.

The term “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, license, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

43.

The term “Loss” or “Losses” mean all losses, Liabilities, claims, obligations, deficiencies, demands, Taxes, judgments, damages, interest, fines, penalties, assessments, awards, costs and reasonable expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third-party claim; provided, however, that in no event shall “Loss” or “Losses” include any punitive or exemplary damages, except to the extent the same become payable to a third party.

44.	The term “Management Agreement” means that certain the Management Services Agreement, dated as of August 1, 2018, by and among the Company and HSW.

45.

The term “Material Adverse Effect” means any event, change or effect that is, or would reasonably be expected to have, individually or in the aggregate, with or without the lapse of time, a materially adverse effect on (x) the Business, assets, liabilities, result of operations of the Company Group or the condition (financial or otherwise) of the Company Group, taken as a whole, or (y) the ability of the Company Group or the Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall constitute or shall contribute to causing, and no event, change or effect resulting from or arising out of any of the following shall constitute or contribute to causing a Material Adverse Effect: (a) any announcement of or the Closing under this Agreement or the transactions pursuant hereto, including, without limitation, the identity of the Buyer and/or the threatened or actual impact on relationships of the

Company Group with one or more customers, vendors, suppliers, distributors, landlords or employees, including, without limitation one or more of threatened or actual termination, suspension, modification or reduction of such relationships; (b) changes in the national or world economy or in the financial markets as a whole and changes in general economic conditions that affect the industries in which the Company Group conducts business; (c) changes in applicable Law, rules or regulations and changes in GAAP or interpretation thereof after the Closing Date; (d) the failure, in and of itself, of the Company Group to meet any estimates of revenues, earnings, financial projections, performance measures or operating statistics (although any facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); (e) any changes in financial, banking or securities markets in general, including any disruption thereof, and any decline in the price of any security or any market index or any change in prevailing interest rates; (f) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (g) any natural or man-made disaster or act of God; or (h) any local, regional, national, or global health emergencies, including without limitation the COVID-19 pandemic or any other pandemics; provided, however, that any change, circumstance or event referenced in clauses (b), (c), (e), (f), or (g) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, circumstance or event has a disproportionate effect on the Company Group as compared to other participants in the industry in which the Company Group operates.

46.	The term “MHM” shall mean Medsite Health Management, LLC, an Arkansas limited liability company d/b/a Healthstat Arkansas.

47.	The term “MHM Service Providers” means, collectively, the employees and independent contractors of MHM.

48.	The term “Order” means any order, decision, verdict, injunction, judgment, decree, ruling, writ, subpoena, mandate, directive, consent, assessment or arbitration award of a Governmental Body.

49.

The term “Payoff Letters” means payoff letter(s) provided by the Company, HSW and MHM at least three (3) Business Days prior to the Closing Date in form and substance reasonably acceptable to Buyer, signed by the Persons to which Indebtedness is payable, setting forth (a) the amount required to pay off in full at the Closing all amounts owing in connection with such Indebtedness (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties); (b) wire transfer instructions for the payment of such amounts; and (c) the commitment to release any and all Liens, that such Person may hold on any of the assets of the Company, HSW and MHM within a designated time period after the Closing Date upon receipt of the payoff amount set forth therein.

50.

The term “Payor” means a nongovernmental payor, private insurer, health maintenance organization, preferred provider organization, health care service plan or other third party payor, under any applicable Law.

51.

The term “Permitted Exceptions” means (a) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’ and repairers’ Liens incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Leased Real Property so encumbered and that do not relate to amounts past due and are not resulting from an alleged breach, default or violation by the Company of any Contract or Law; (c) zoning, entitlement and other land use regulations by any Governmental Body, provided, that such regulations have not been violated; and (d) such other imperfections or irregularities in title, if any, that, in any case or on the aggregate, are not substantial in amount and would not reasonably be expected to materially impair the operations of the Company.

52.

The term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, Governmental Body or other entity of any kind or nature.

53.

The term “Personal Data” means any and all data that identifies or relates to an individual that is regulated, protected or restricted by applicable Law, including all “Protected Health Information” or (“PHI”) (as such term is defined by HIPAA).

54.

The term “Plans” means (a) all “employee benefit plans” as defined in Section 3(3) of ERISA whether or not subject to ERISA, (b) all specified fringe benefit plans as defined in Section 6039D of the Code and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, equity compensation award, savings, severance, employment, retention, change of control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, other paid-time-off program, fringe benefit, employee loan program or welfare plan, and any other employee, consultant or director compensation or benefit plan, program, agreement, policy, practice, commitment, Contract, understanding or other arrangement (whether or not subject to ERISA, written or unwritten), and all other employee benefit plans, programs, agreements, policies, and arrangements not described in (a) above, and (c) plans or arrangements providing compensation to employees and non-employee directors, in each case in which the Company or any ERISA sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company (or their spouses, dependents, or beneficiaries).

55.

The term “Post-Closing Tax Period” means any Taxable Period beginning after the Closing Date, and, with respect to a Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

56.	The term “Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

57.

The term “Privacy Laws” means all Laws of a Governmental Body concerning privacy or security of personally identifiable information, personal information or Personal Data, or information about an identified or identifiable person.

58.	The term “Purchased Stock” means the Company Stock of the Company being transferred to Buyer at the Closing, as set forth on Annex I hereto.

59.	The term “Regulatory Permits” means the Permits set forth on Schedule 10.1(a)(vii).

60.	The term “Regulatory Permit Escrow Amount” means $11,111.11 per Permit set forth on Schedule 10.1(a)(vii) that is not obtained prior to the Closing.

61.	The term “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration.

62.

The term “Representatives” means a Person’s officers, directors, members, managers, Affiliates, equityholders or employees or any investment banker, attorney or other advisor or representative retained by such Person.

63.	The term “R&W Insurance” means the representation and warranty insurance policy to be obtained by the Buyer pursuant to Section 6.6 above.

64.

The term “Restricted Cash” means any cash deposits, security deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose (including, for the avoidance of doubt, any legal or contractual restriction that would result in the imposition of any costs or Taxes) and any outstanding check balances of the Company, HSW and MHM).

65.	The term “Rollover Holders ” means the Sellers.

66.	The term “Rollover Interests” means those shares of the Company Stock, as set out in Annex I, that the Rollover Holders rollover into the final entity structure.

67.

The term “Seller’s Fundamental Representations” means the representations and warranties of each Seller severally set forth as to himself, herself or itself in Section 3.1 (Residence; Organization), Section 3.2 (Authority), Section 3.3 (Title to Purchased Stock) and Section 3.4(a)(i) (No Violation; Consents).

68.	The term “Sentry” means Edumedics, LLC (d/b/a SentryHealth).

69.	The term “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

70.

The term “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of the equity interests of such entity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the equity interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

71.	The term “Succession Agreement” means that certain Succession Agreement, dated as of August 1, 2018, by and among the Company, HSW and Seller Hart.

72.	The term “Target Lower Working Capital” means $11,357,000.

73.	The term “Target Upper Working Capital” means $11,557,000.

74.

The term “Tax” or “Taxes” means (a) any U.S. federal, state, local or non-U.S. tax or taxes, including (without limiting the generality of the foregoing) income, gross receipts, capital stock, franchise, profits, withholding, social security, medicare, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, alternative minimum, estimated, environmental, payroll, use, sales, business license, customs, tariffs, imposts, assessments, transfer, value added, imputed underpayment amounts, unclaimed property or escheat, and occupation taxes, and any obligations and charges of the same or a similar nature to any of the foregoing, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, in each instance including any interest, penalties or other additions to tax related thereto; (b) any obligations with respect to such amounts described in clause (a) arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any obligations with respect to amounts described in clauses (a) or (b) as a result of being a transferee or successor to any Person, by operation of applicable Law, or under any agreements or arrangements with any other Person.

75.	The term “Tax Period” or “Taxable Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

76.

The term “Tax Return” means any return, declaration, report, form, claim for refund, information return or statement or other document (including schedules, attachments, supplements and any related or supporting information) filed or required to be filed with respect to Taxes, including any amendment thereto.

77.	The term “Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

78.

The term “Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

79.

The term “Transaction Expenses” means all unpaid (whether or not accrued) fees or other payments or obligations owed to third parties by the Company and HSW (including those fees, expenses, payments and obligations incurred by any Seller on behalf of the Company and HSW), arising from, related to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the transactions contemplated hereby and any due diligence requests or activity related to such transactions, including, without limitation, (a) financial advisors’, attorneys’, accountants’, advisors’, brokers’, bankers’ and other professional fees and expenses, (b) fifty percent (50%) of the R&W Insurance Premium, (c) the fees and expenses to obtain the D&O Tail Policy, (d) any Transfer Taxes, (e) the termination of any Related Party Transaction, (f) any and all sale, change of control, retention, severance or similar bonuses, and any liability of a Person under deferred compensation plans, phantom stock plans, severance, separation or similar payments payable to current or former employees which are or become payable or due by the Company and HSW prior to or as a result of the Closing, and (g) the employer’s portion of any social security, Medicare, FUTA or any other payroll Taxes associated with any such amounts described in clauses (a) - (f).

80.

The term “Willful Breach” means (i) an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s knowledge or intention that such action or failure to act reasonably could be expected to constitute a material breach of this Agreement, and such breach (a) resulted in, or contributed to, the failure of any of the conditions to the Closing to be satisfied, or (b) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 1.4, (ii) the failure of Buyer to deliver at the Closing the full Purchase Price payable pursuant to this Agreement, or (iii) an action or failure to act by Buyer that permits a termination of this Agreement pursuant to Section 8.1(c)(ii).

81.	The following terms are defined in the corresponding sections:

Term	Section
“401K Plan”	5.7
“Acquisition Proposal”	5.3
“Aggregate Contingent Payment”	1.12(b)
“Adjustment Escrow Account”	1.9(b)
“Adjustment Escrow Amount”	1.9(b)
“Agreement”	Preamble
“Annual Financial Statements”	2.7(a)
“Antitrust Requirements”	7.2(b)
“BDO”	1.3(f)
“Buyer”	Preamble
“Buyer Documents”	4.2
“Buyer Indemnified Parties”	10.1(a)
“Buyer Prepared Income Tax Return”	9.2
“Buyer Prepared Tax Return”	9.2
“Client/Clinic Revenue”	1.12(b)
“Clinic Leases”	2.14
“Clinics”	2.1(b)
“Closing”	1.4
“Closing Cash”	1.3(c)
“Closing Cash Consideration”	1.3(c)
“Closing Date”	1.4
“Closing Indebtedness”	1.3(c)
“Closing Statement”	1.3(c)
“Closing Transaction Expenses”	1.3(c)
“Closing Working Capital”	1.3(c)
“Collective Bargaining Agreement”	2.11(c)
“Common Units”	Recitals
“Company”	Preamble
“Company Documents”	2.6
“Company Service Providers”	2.11(a)
“Confidential Information”	5.6
“Confidentiality Agreement”	6.2
“Contingent Cash Payment”	1.12(a)
“Contingent Equity Issuance	1.12(a)
“Contingent Payment Statement”	0
“CP Dispute Notice”	0
“CP Review Period”	0
“D&O Indemnified Person”	6.3(a)
“D&O Tail Policy”	6.3(b)

Term	Section
“DEA”	2.12(d)
“Deal Communications	11.16(b)
“Dispute Notice”	1.3(e)
“Disputed Item”	1.3(e)
“Dollars”	11.11
“Earnout Period”	1.12(b)
“Escrow Agent”	1.9(b)
“Escrow Agreement”	1.9(b)
“Estimated Cash”	1.3(b)
“Estimated Cash Consideration”	1.3(b)
“Estimated Closing Balance Sheet”	1.3(b)
“Estimated Closing Statement”	1.3(b)
“Estimated Closing Working Capital”	1.3(b)
“Estimated Indebtedness”	1.3(b)
“Estimated Transaction Expenses”	1.3(b)
“Excess Losses”	10.3(g)
“Excluded Matters”	10.3(b)
“Final Cash Consideration”	1.3(f)
“Financial Statements”	2.7(a)
“General Rep Indemnification Claim”	10.3(g)
“Guarantees	6.8
“Guarantor”	6.8
“Hart”	Preamble
“HSW Closing”	1.4
“HSW Closing Date”	1.4
“HSW Service Providers”	2.11(b)
“Indemnity Escrow Account”	1.9(b)
“Indemnity Escrow Amount”	1.9(b)
“Indemnity Release Date”	10.4
“Indemnified Party”	10.5(a)
“Indemnifying Party”	10.5(a)
“Independent Accountant”	1.3(f)
“Interim Financial Statements”	2.7(a)
“Lease Agreements”	2.14
“Leased Real Property”	2.14
“Material Contracts”	2.13(a)
“Maximum Target Client/Clinic Revenue”	1.12
“Minimum Target Client/Clinic Revenue”	1.12
“Notice of Tax Return Dispute”	9.2
“Parent”	Preamble
“Party”	Preamble
“Payment Adjustment Amount”	1.12(b)
“Pending Claim”	1.9(b)
“Permits”	2.10(b)

Term	Section
“Personal Property Leases”	2.4
“Principle Offices Leases”	2.14
“Privacy Policy”	2.12(i)(i)
“Privileged Communications”	11.16(b)
“Purchase Price”	1.2
“Purchase Price Shortfall”	1.3(g)
“R&W Insurance Premium”	6.6
“Regulatory Permit Escrow Account”	1.9(b)
“Regulatory Permit Release Date”	1.9(b)
“Related Party Transaction”	2.23
“Released Parties”	11.15(a)
“Representative Matters”	11.14(a)
“Rollover Agreement”	Recitals
“Rollover Amount”	Recitals
“Section 280G”	5.8
“Section 280G Payments”	5.8
“Securities Act”	4.6
“Seller Documents”	3.2
“Seller Indemnified Parties”	10.2(a)
“Seller Group”	11.16(a)(i)
“Seller Group Law Firm”	11.16(a)(i)
“Seller Releasers”	11.15(a)
“Sellers”	Preamble
“Sellers’ Representative”	11.14(e)
“Special Recovery Proceeds”	10.3(g)
“Specified Customers”	2.15(a)
“Straddle Period”	9.3
“Tax Contest”	9.4
“Terminated Client or Clinic Revenue”	1.12(b)
“Third-Party Claim”	10.5(b)
“Threshold”	10.3(a)
“Transfer Taxes”	9.1
“Union”	2.11(c)
“Working Capital”	1.3(a)

Schedule 1.3(f)

Working Capital Allocation and Closing Cash Determination Dispute Resolution

Schedule 10.1(a)(vii)

Regulatory Permits